AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000
                                                REGISTRATION NO. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                  ULTICOM, INC.
             (Exact Name of Registrant as Specified in its Charter)

         NEW JERSEY                                    3661                                 22-2050748
(State or Other Jurisdiction of             (Primary Standard Industrial                  (I.R.S. Employer
Incorporation or Organization)               Classification Code Number)               Identification Number)

                                1020 BRIGGS ROAD
                          MT. LAUREL, NEW JERSEY 08054
                                 (856) 787-2700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                                MR. SHAWN OSBORNE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ULTICOM, INC.
                                1020 BRIGGS ROAD
                          MT. LAUREL, NEW JERSEY 08054
                                 (856) 787-2700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)


                                                           Copies to:
   STEPHEN M. BESEN, ESQ.                              IRA ROSENBERG, ESQ.                        BARBARA L. BECKER, ESQ.
 WEIL, GOTSHAL & MANGES LLP             SILLS CUMMIS RADIN TISCHMAN EPSTEIN & GROSS, P.A.          CHADBOURNE & PARKE LLP
      767 FIFTH AVENUE                                 1 RIVERFRONT PLAZA                           30 ROCKEFELLER PLAZA
 NEW YORK, NEW YORK  10153                          NEWARK, NEW JERSEY  07102                     NEW YORK, NEW YORK 10112
       (212) 310-8000                                    (973) 643-7000                                (212) 408-5100

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================ ======================== =======================
                                                                 PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                        AGGREGATE OFFERING           AMOUNT OF
                SECURITIES TO BE REGISTERED                          PRICE(1)           REGISTRATION FEE(1)
------------------------------------------------------------ ------------------------ -----------------------
Common stock, no par value........................                  $50,000,000               $13,200
============================================================ ======================== =======================

(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================


#408102.13

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, dated January __, 2000

PROSPECTUS

                              _____________ SHARES



                                     [LOGO]


                                  ULTICOM, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering
      _________ shares. No public market currently exists for our shares.


             We intend to apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol "ULCM."

               We estimate that the initial public offering price
                  will be between $_____ and $_____ per share.

 INVESTING IN THE SHARES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE __.

                                                            Per Share               Total
                                                            ---------               -----
Public Offering Price...............................  $                      $
Underwriting Discounts and Commissions..............  $                      $
Proceeds to Ulticom.................................  $                      $



We have granted the underwriters a 30-day option to purchase up to _____ additional shares to cover any over-allotments.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers expects to deliver the shares on or about ___________, 2000.


LEHMAN BROTHERS
                CHASE H&Q
                           U.S. BANCORP PIPER JAFFRAY
                                                       FIDELITY CAPITAL MARKETS
                                                       a division of National
                                                       Financial Services
                                                       Corporation

__________, 2000

                            [Artwork to be provided]

                                TABLE OF CONTENTS

                                                                PAGE

PROSPECTUS SUMMARY...............................................3

The Offering.....................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................7

RISK FACTORS.....................................................8

USE OF PROCEEDS.................................................20

DIVIDEND POLICY.................................................20

CAPITALIZATION..................................................21

DILUTION........................................................22

SELECTED FINANCIAL DATA.........................................23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.............................24

BUSINESS........................................................30

MANAGEMENT......................................................41

RELATED PARTY TRANSACTIONS......................................50

PRINCIPAL SHAREHOLDERS..........................................53

DESCRIPTION OF SECURITIES.......................................54

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS.......................................57

SHARES ELIGIBLE FOR FUTURE SALE.................................59

UNDERWRITING....................................................61

LEGAL MATTERS...................................................64

EXPERTS.........................................................64

AVAILABLE INFORMATION...........................................64

REPORTS TO SHAREHOLDERS.........................................65

INDEX TO FINANCIAL STATEMENTS..................................F-1


                                   ----------

           You should only rely on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

           This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

           Until __________, 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    [This page is intentionally left blank.]

                               PROSPECTUS SUMMARY

           This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before deciding to invest in our common stock.

                                     ULTICOM

           We are a leading provider of mission-critical network signaling software for wireless, wireline and Internet communication services. Our Signalware call control products interconnect the complex switching, database and messaging systems and manage the vital number, routing and billing information that form the backbone of today's communication networks. These products incorporate "Signaling System #7", or "SS7", a widely used set of signaling standards and protocols for communication networks worldwide. Signalware enables communication service providers to offer "Intelligent Network" services, such as voice-activated dialing, prepaid calling, caller ID and text messaging. These products also enable voice and data networks to interoperate, or converge, allowing service providers to offer such "converged network" services as voice over the Internet and Internet call waiting. Our new Nexworx product line is designed to move service control into the hands of subscribers, so that businesses or consumers can access network resources to create, manage and personalize their communication services.

           Demand for enhanced voice and data communication services has grown rapidly over recent years due to the emergence of the Internet, the growth in wireless subscribers, and the proliferation of competitive service providers. Network equipment manufacturers, application developers and service providers increasingly require enabling products that allow the rapid development and delivery of these enhanced services. Our products offer the following key benefits:

           Accelerated Time to Market. We believe our comprehensive solutions allow customers to deploy services more rapidly than internally developed or third party alternatives. In addition, our products allow our customers to concentrate their efforts on application development, significantly reducing the time it takes for them to bring communication services to market.

           Network and Platform Interoperability. Our products are designed for deployment on disparate network environments and multiple computer platforms. Signaling networks around the world vary based on different country standards and infrastructures. Our products overcome these differences and provide our customers with the ability to create applications that are marketable around the world. Our products also provide our customers with the flexibility to develop applications on one computing platform and then migrate to another as market demands or industry standards change.

           High Performance and Reliability. Service providers consider it critical that their networks provide high quality, uninterrupted service. As a result, they will only purchase solutions that are stable, fast and scalable. Our products meet this need to provide "mission-critical" performance and reliability.

           We have over 40 customers throughout North America, Europe and the Pacific Rim and our products are deployed globally by major service providers in more than 50 countries. Our products are used by equipment manufacturers, application developers and service providers, including communication industry leaders such as Alcatel, Compaq, Comverse Network Systems, Ericsson, Level (3) Communications, Lucent, MCI WorldCom, Nokia, Qualcomm, Siemens and Sun Microsystems. In addition, as a founding member of The Parlay Group and the JAIN initiative, two industry consortia, we are at the forefront of defining industry standards that we believe are critical to foster continued growth for us and our industry.

           We are a subsidiary of Comverse Technology, Inc. Our company was incorporated in New Jersey on December 18, 1974 as "Dale Gesek, McWilliams & Sheridan, Inc.," and we were formerly known as "DGM&S Telecom, Inc." In May 1999 we changed our name to "Ulticom, Inc." Our principal executive offices are located at 1020 Briggs Road, Mount Laurel, New Jersey 08054. Our telephone number is (856) 787-2700.

                                  THE OFFERING

Common Stock offered by us..................... _______ shares

Common Stock to be outstanding after this
  offering..................................... _______ shares

Over-allotment option ......................... _______ shares

Use of proceeds................................ We will use approximately $3.8 million of the net proceeds to
                                                repay bank debt. We expect to
                                                use the remaining net proceeds
                                                to finance the continued growth
                                                of our business and for other
                                                general corporate purposes. See
                                                "Use of Proceeds."

Proposed Nasdaq National Market symbol......... "ULCM"


                              ABOUT THIS PROSPECTUS

           Unless otherwise indicated, the information in this prospectus:

            o reflects a ____ for ____ stock split which was effected immediately prior to this offering; and

            o assumes no exercise of the underwriters' over-allotment option.

           References in this prospectus to "Ulticom," "the Company," "our company," "we," "our," and "us" refer to Ulticom, Inc. Our website is located at www.ulticom.com. INFORMATION CONTAINED ON OUR WEBSITE IS NOT INTENDED TO CONSTITUTE PART OF THIS PROSPECTUS.

           References in this prospectus to "Comverse" refer to our controlling shareholder, Comverse Technology, Inc., a New York corporation (Nasdaq: CMVT), and its subsidiaries (other than Ulticom). References in this prospectus to "CNS" refer to our affiliate, Comverse Network Systems, Inc. and its subsidiaries. CNS is a wholly-owned subsidiary of Comverse.

           In 1998, we changed our fiscal year from the calendar year to the fiscal year ending January 31. References in this prospectus to "Fiscal 1997" refer to the year ended December 31, 1997. References in this prospectus to "Fiscal 1998" refer to our fiscal year ended January 31, 1999.

           The names Ulticom(TM), Signalware(R), Nexworx(TM), Ultimate Call Control(TM), Programmable Network(TM) and Softservice(TM) and our logos are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                             SUMMARY FINANCIAL DATA

           The following table summarizes the financial data for our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       ONE MONTH
                                             YEAR ENDED                  ENDED         YEAR ENDED           NINE MONTHS ENDED
                                            DECEMBER 31,              JANUARY 31,     JANUARY 31,              OCTOBER 31,
                                   -------------------------------    -----------    -------------      -------------------------
                                     1995        1996      1997          1998             1999            1998             1999
                                     ----        ----      ----          ----             ----            ----             ----
                                                                                                                        <C
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales...............................  $15,355    $6,450    $14,559        $212         $18,629          $13,536         $18,224
Income (loss) from
    operations......................      553   (2,183)      3,775       (635)           2,844            2,079           1,829
Net income (loss)...................     (213)  (1,577)      2,055       (431)           1,567            1,120           1,022

 Earnings (loss) per share:
    Basic...........................   (0.21)    (0.16)       0.21      (0.04)            0.16             0.11            0.10
   Diluted..........................   (0.21)    (0.16)       0.21      (0.04)            0.16             0.11            0.10
Shares used in computing
   basic earnings per share........    10,000    10,000     10,000      10,000          10,000           10,000          10,000
Shares used in computing
   diluted earnings per share ......   10,000    10,000     10,000      10,000          10,110           10,110          10,229


           The following table summarizes our balance sheet as of October 31, 1999 (1) on an actual basis and (2) on an as adjusted basis to give effect to the sale of the ________ shares in this offering, after deducting the underwriting discounts and estimated offering expenses, and our anticipated application of the net proceeds of the offering.

                                                   AS OF OCTOBER 31, 1999
                                                   ----------------------
                                                 ACTUAL        AS ADJUSTED
                                                 ------        -----------
BALANCE SHEET DATA:                                   (IN THOUSANDS)

Cash and cash equivalents................      $  2,575
Working capital..........................            89
Total assets.............................        13,430
Long-term debt...........................         3,800
Stockholders' equity.....................           568



    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION FROM THIS PROSPECTUS AND
        MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements may be found in the sections of this prospectus entitled, "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in this prospectus generally. These statements may be identified by the use of words such as "expect," "estimate," "anticipate," "intend," "plan" and "will" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update in this prospectus any forward-looking statements after the date of this prospectus.

                                  RISK FACTORS

           You should carefully consider the risks described below and other information in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are the principal known risks facing our company but not the only ones we face.

           If we do not successfully address the risks described below, our business and operating results could be materially and adversely affected. In that case, the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

RISKS RELATED TO OUR BUSINESS

BECAUSE OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY BE BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS, THE MARKET PRICE FOR OUR STOCK MAY BE VOLATILE.

           Our quarterly operating results are difficult to predict and may fluctuate significantly in the future. A number of factors, many of which are outside our control, can cause these fluctuations, including among others:

      o     the size, timing, terms and conditions of orders and shipments

      o customer order deferrals in anticipation of enhancements or new products

      o     unanticipated delays or problems in releasing new products

      o     acceptance of new products by our customers

      o the timing and success of our customers' deployment of network services and products

      o     defects and product quality problems

      o the relative mix of products and services we sell through our direct and indirect sales channels

      o     our timing of and investments in research and development activities

      o the progress and timing of the privatization of communications markets and the worldwide deregulation of the international communications industry

      o the progress and timing of the convergence of voice and data networks and other convergence-related risks described below


           In addition, our products have long sales cycles which typically range from six to twelve months. Accordingly, our ability to forecast the timing and amount of specific sales is limited. The deferral or loss of one or more significant sales could materially adversely affect our operating results in any fiscal quarter, especially if there are significant sales and marketing expenses associated with the deferred or lost sales. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to compensate for an unexpected near-term shortfall in revenues. If our operating results are below expectations, the market price of our common stock may decline.

WE ARE DEPENDENT UPON SALES OF OUR SIGNALWARE PRODUCTS AND ANY REDUCTION IN DEMAND FOR THESE PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

           Our Signalware products generated substantially all of our product sales during the last two years. We expect sales of these products to continue to account for a substantial amount of our revenues for the foreseeable future. Any downturn in the demand for these products could have a material adverse effect on our business and operating results. We can not assure you that we will be successful in marketing other products or taking any other steps to reduce the risk associated with any slowdown in demand for our Signalware products.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

           Historically, a limited number of customers have accounted for a significant percentage of our revenues in each fiscal quarter. Our five largest customers (one of which is CNS) accounted for approximately 64% of our revenues for the nine months ended October 31, 1999. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In order to increase our revenues, we will need to attract additional significant customers on an ongoing basis. The loss of any of our significant customers could adversely affect our business and operating results.

WE HAVE SIGNIFICANT INTERNATIONAL SALES, WHICH SUBJECT US TO RISKS INHERENT IN FOREIGN OPERATIONS.

           International sales are subject to inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations and distributors, longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Doing business overseas is generally more costly than doing business in the U.S. We sell our products worldwide through our direct sales forces. Revenues from customers located outside the U.S. represented approximately 50%, 51% and 65% of our revenues in Fiscal 1997, Fiscal 1998 and the nine months ended October 31, 1999, respectively.

           To date, international sales have been denominated solely in U.S. dollars, and accordingly we have not been exposed to fluctuations in non-U.S. currency exchange rates. Still, our sales in international markets may be adversely affected by a strengthening U.S. dollar. In future periods we expect a portion of international sales may be denominated in currencies other than U.S. dollars, which could expose us to gains and losses on non-U.S. currency transactions. We may choose to limit such exposure by entering into various hedging strategies. These strategies may entail costs and there can be no assurance that any hedging strategies we undertake would be successful in avoiding exchange-related losses.

           Finally, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries in which we operate or will operate will not change. Any such change could adversely affect our business and operating results.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR STRATEGY TO FURTHER EXPAND INTO INTERNATIONAL MARKETS.

           Further expansion of our business into international markets may require significant management attention and financial resources. Moreover, in order to continue to expand internationally, we may be required to establish relationships with additional marketing channels and third-party integrators. There can be no assurance that we will effectively establish such relationships. If international revenues are not adequate to offset the additional expense we may incur in attempting to expand our international operations, our business and operating results could suffer.

IF WE ARE NOT ABLE TO MANAGE OUR EXPANSION EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

           We are experiencing rapid and significant growth that has placed, and is expected to continue to place, a significant strain on our management, information systems and operations. Our ability to effectively manage significant additional growth will require us to improve our financial, operational and management information and control systems and procedures and to effectively expand, train, motivate and manage our employees. Our failure to manage growth effectively could have a material adverse effect on our business and operating results.

WE DEPEND ON SKILLED EMPLOYEES AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR GROWTH PLANS.

           We anticipate that continued growth, if any, will require us to recruit and hire a substantial number of new employees, particularly sales and marketing personnel and technical personnel with SS7 knowledge and experience, both in the U.S. and internationally. Competition for such personnel is intense, and we have at times in the past experienced difficulty in recruiting qualified personnel. We historically have filled a portion of our new personnel needs with non-U.S. citizens holding temporary work visas that allow such persons to work in the U.S. for only a limited period of time. Accordingly, any change in U.S. immigration policy limiting the issuance of temporary work visas could adversely affect our ability to recruit new personnel.

           Furthermore, the addition of significant numbers of new personnel requires us to incur significant start-up expenses, including procurement of office space and equipment, initial training costs and low utilization rates of new personnel. There can be no assurance that we will successfully recruit additional personnel as needed or that the start-up expenses incurred in connection with the hiring of additional personnel would not materially adversely affect our business and operating results.

OUR FUTURE SUCCESS DEPENDS ON OUR EXISTING KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY IMPACT OUR BUSINESS AND OPERATING RESULTS.

           Our future success will depend to a significant extent upon the continued service and performance of a relatively small number of key senior management, technical, sales and marketing personnel. The loss of any existing key personnel could have a material adverse effect on our business and operating results. In addition, we share the services of our Chief Financial Officer with Comverse.

WE MAY DECIDE TO MAKE ACQUISITIONS OR INVESTMENTS IN THE FUTURE WHICH COULD TURN OUT TO BE UNSUCCESSFUL.

           Although we do not have any immediate plans to do so, we may in the future pursue acquisitions of businesses, products and technologies, or the establishment of joint venture arrangements, that could expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology or product could cause diversion of management's time and resources. Our future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. We cannot assure you that any acquired business or joint venture will be successfully integrated with our operations or that we will successfully realize the intended benefits of the acquisition or joint venture.

WE RELY ON A LIMITED NUMBER OF SUPPLIERS FOR OUR BOARD COMPONENTS AND WE MAY NOT BE ABLE TO OBTAIN SUBSTITUTE SUPPLIERS ON TERMS THAT ARE AS FAVORABLE IF OUR SUPPLIES ARE INTERRUPTED.

           The components included in our printed circuit interface boards are acquired from a limited number of suppliers. We do not have any long term supply agreements with our suppliers. If these components become unavailable from a current supplier, alternate sourcing would be required. This sourcing may not be available on reasonable terms, if at all, and could delay customer deliveries, which could adversely affect our business and operating results.

SINCE WE RELY ON A LIMITED NUMBER OF INDEPENDENT MANUFACTURERS TO MANUFACTURE BOARDS FOR OUR PRODUCTS, ANY DISRUPTION IN THEIR OPERATIONS COULD ADVERSELY IMPACT OUR BUSINESS AND OPERATING RESULTS.

           Our reliance on these manufacturers involves a number of risks, including the potential absence of adequate capacity and reduced control over product quality and delivery schedules. In addition, we do not have any long term manufacturing agreements with any of our manufacturers. If these manufacturers experience financial, operational or quality assurance difficulties, or if there is any other disruption in our relationships, our business and operating results could suffer until alternate manufacturers are found. We cannot assure you that alternate manufacturers that meet our requirements could be found or that existing or alternative sources for boards will continue to be available at favorable prices. Our inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments or increases in product costs.

BECAUSE OUR PRODUCTS OPERATE ON THE COMPUTER HARDWARE AND OPERATING SYSTEMS OF OTHER COMPANIES, OUR PRODUCTS MUST BE ADAPTED PERIODICALLY TO CONFORM WITH THEIR NEW COMPUTER HARDWARE AND/OR THEIR NEW VERSIONS OF, AND OTHER CHANGES IN, OPERATING SYSTEMS.

           We have no control over the producers of computer hardware or operating systems on which our products operate, or the timing or nature of changes that such producers may make to such hardware or operating systems. For example, in response to the release of a new version of an operating system, we may need to make changes to our products or substantially modify our product design. Any such change or modification may be costly, may take a significant amount of time and may not prove successful. Any delay in integrating our products with new hardware or new releases of operating systems could cause product shipment delays and may have a material adverse effect on our business and operating results.

BECAUSE WE RELY UPON SOFTWARE THAT WE LICENSE FROM OTHERS, WE MAY EXPERIENCE DELAYS IN SELLING OUR PRODUCTS IF WE ARE UNABLE TO PROCURE SOFTWARE LICENSES ON COMMERCIALLY REASONABLE TERMS.

           Our products currently include software that we license from others and we may rely on software developed by others for our future products. We cannot assure you that we will be able to procure licenses for such software on commercially reasonable terms. If we are unable to procure or maintain software licenses on commercially reasonable terms we could experience delays until equivalent software could be developed or licensed and integrated into our products. In addition, in response to certain changes in integrated software that we license from others, we may need to make changes to our products or substantially modify our product design.

OUR PRODUCTS MAY CONTAIN UNDETECTED DEFECTS, WHICH COULD IMPAIR MARKET ACCEPTANCE OF THESE PRODUCTS.

           Software products as complex as those we offer may contain undetected defects or errors, particularly when first introduced or as new versions are released. Despite our testing we may not discover such defects or errors until after our product has been released and used by the customer. These defects or errors could result in delayed acceptance of our product or in lost sales. Although to date we have not been materially adversely affected by products containing defects or errors, we cannot assure you that in the future we will be able to detect all defects or errors in our products prior to their release. Such undetected defects or errors in future releases of our products would force us to prepare corrective releases. In addition, defects or errors in our products may result in product liability claims brought against us, which could cause adverse publicity and impair market acceptance of our products.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD LEAD TO COSTLY DISPUTES OR DISRUPTIONS.

           The communications industry is characterized by the existence of a large number of patents and frequent allegations of patent infringement. We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. As the number of communications network products increases and the functionality of these products further overlaps, we believe that we may become increasingly subject to allegations of infringement. There can be no assurance that any such patent holders or others will not in the future initiate legal proceedings against us or that, if any such proceedings were initiated, we would be successful in defending against such proceedings. Any such proceeding could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements rather than dispute the merits of any such proceeding initiated against us. There can be no assurance that any such royalty or license agreements would be available on terms acceptable to us, if at all.

IF OUR PRODUCTS INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO INDEMNIFY OUR CUSTOMERS FOR ANY DAMAGES THEY SUFFER.

           We have agreed to indemnify some of our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to incur protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they sell. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop selling and/or using our products.

THIRD PARTIES MIGHT INFRINGE UPON OUR PROPRIETARY TECHNOLOGY CAUSING A DIVERSION OF OUR MANAGEMENT AND OTHER RESOURCES.

           Our continued success depends in part upon our proprietary technology. Currently, we have no patents and we have one application pending. To protect our proprietary technology, we currently rely on a combination of technical innovation, trade secret, copyright and trademark laws, restricted licensing arrangements and non-disclosure agreements, each of which affords only limited protection.

           Our products are primarily licensed to customers based on object code royalties. We do not generally make source code available to our customers. Exceptions to this principle were made in the past in limited circumstances for large customers where adequate controls were in place to protect our intellectual property rights. However, we cannot assure you that our source code has not in the past and will not in the future be copied or used inappropriately.

           Despite the measures taken by us, it may be possible for a third party to copy or otherwise use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. This litigation could be time consuming and expensive to prosecute or resolve and result in substantial diversion of management resources. In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. There can be no assurance that we will be successful in protecting our proprietary technology.

OUR FAILURE OR THE FAILURE OF OUR KEY SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT MAY NEGATIVELY IMPACT OUR BUSINESS.

           The "year 2000 issue" is the result of computer systems and programs using two digits (rather than four) to identify a given year. Computer systems that have time sensitive software may interpret the date code "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations or other computer errors causing disruptions of operations. The year 2000 issue creates significant risks for us including:

      o     potential warranty or other claims arising from our products;

      o     non-compliance of the components manufactured by our suppliers; and

      o     impairment of the systems used by our suppliers and customers.

           Although we believe that our current products generally are year 2000 compliant, we cannot assure you that our year 2000 compliance efforts will prove to be fully successful or that unanticipated costs and problems will not arise. To date we have not experienced any material year 2000 compliance problems with our products. Nevertheless, we may in the future receive warranty and other claims as a result of year 2000 issues arising from undetected defects in our products or the non-compliance of components or technologies we acquire from others.

           Our agreements with customers typically contain provisions designed to limit generally our liability for customer claims. It is possible, however, that these measures will not provide adequate protection from year 2000 liability claims, as a result of existing or future laws or unfavorable judicial decisions. Any such claims could result in a material adverse affect on our business and operating results, including increased warranty costs, customer satisfaction issues and potential legal damages.

           We have communicated with our significant customers and suppliers and financial institutions to determine the extent to which we are vulnerable to the failure of their internal systems to be year 2000 compliant. We have received assurances of year 2000 compliance from a number of those contacted. Most of our customers and suppliers under existing contracts were under no contractual obligation to provide us with such information. Although to date we have not experienced any significant operational problems with our significant customers and suppliers as a result of the year 2000 issue, we cannot assure you that such problems will not arise in the future.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

           The development of our business may require significant additional capital in the future to, among other things, fund our operations, expand our research and development programs, develop new products, expand the range of services we offer and finance future acquisitions and investments. There is no assurance that additional financing will be available on terms favorable to us, or at all. The effect of any such financing on our financial condition or operating results is also uncertain. Any additional financing, particularly financing that involves the issuance of additional equity securities, could result in the dilution of the interests of the shareholders and a decrease in the market price of our common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND NEW JERSEY LAW MAY HAVE THE EFFECT OF DISCOURAGING, DELAYING OR PREVENTING A CHANGE IN CONTROL.

           Our certificate of incorporation authorizes our board of directors to amend our certificate of incorporation to divide the 10,000,000 shares of our undesignated stock into one or more classes of common or preferred stock and to change the designations, numbers, relative rights, preferences and limitations of any authorized but unissued shares of undesignated stock. Our board's ability to designate and issue such shares of undesignated stock and to change the designations, numbers, relative rights, preferences and limitations of any authorized but unissued shares of undesignated stock could adversely effect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of our company.

           The New Jersey Business Corporation Act contains provisions which would permit our board of directors, in determining whether a proposal or offer to acquire our company is in its best interest, to consider, among other things, the effects of the proposed action on our employees, suppliers, creditors, customers and the community in which we operate. These provisions may make it more difficult for a shareholder to challenge our board of directors' rejection of, and may facilitate the rejection of, an offer to acquire our company.

           In addition, the New Jersey Shareholders Protection Act contains provisions that would have the effect of restricting, delaying and/or preventing altogether certain business combinations with "interested shareholders" (which includes, among others, any person that after this offering becomes a beneficial owner of 10% or more of our outstanding common stock). Such provisions would not be applicable to Comverse, our controlling shareholder.

RISKS RELATED TO THE MARKET FOR OUR PRODUCTS

IF THE CONVERGENCE OF CIRCUIT AND PACKET NETWORKS DOES NOT OCCUR, OR TAKES LONGER THAN ANTICIPATED, SALES OF OUR NETWORK SOFTWARE PRODUCTS, AND OUR PROFITABILITY, WOULD BE ADVERSELY AFFECTED.

           Currently, voice conversations are carried primarily over circuit switched networks. Another type of network, packet switched networks, carries primarily data. Circuit and packet networks use fundamentally different technologies. We expect a substantial portion of any increases in our future sales of network software products may result from the interconnection, or "convergence," of circuit and packet networks. Any factor which might prevent or slow the convergence of circuit and packet networks could materially and adversely affect our operating results and the growth opportunities for our business. Such factors include:

      o the failure to solve or difficulty in solving certain technical obstacles to the transmission of voice conversations over a packet network;

      o delays in the formulation of standards for the transmission of voice conversations over a packet network; and

      o the imposition on packet network operators of access fees, which they currently do not pay.

           It may be difficult or impossible to solve certain technical obstacles to the transmission of voice conversations over a packet network with the same quality and reliability of a circuit network. For example, delays or gaps in the timing of a message are typically not as critical to data transmissions as they are to voice conversations. The nature of packet switching makes it difficult to prevent such delays or gaps as well as to repair such defects in a way that does not degrade the quality of a voice conversation. If this problem is not solved, the convergence of circuit and packet networks may never fully occur or may occur at a much slower rate than we anticipate.

           There are currently no uniform governing standards with respect to the architecture of the converged circuit switched and packet switched networks. It may be difficult or time-consuming for the industry to agree to standards incorporating any one solution to such technical issues if such a solution does exist. If the standards we adopt are not generally accepted or are accepted in a different form, we may need to substantially modify our product design. Such modifications may be costly, may take a significant amount of time and may not prove successful. Without uniform standards, convergence of circuit and packet networks may not occur. Uncertainty regarding the technology or standards employed in converged networks may cause service providers to delay their purchasing plans.

           The imposition of access fees on packet networks might slow the convergence of circuit and packet networks. Today, federal regulation requires an operator of a long distance circuit network to pay an access fee to the local phone company serving the recipient of a long distance call. Packet network operators do not currently pay such access fees. In the future, access fees may be imposed on carriers using packet networks to transmit voice calls. These access fees might also be imposed on the termination of "pure" data messages by operators of packet networks. The imposition of these access fees would reduce the economic advantages of using packet networks for voice and other transmissions, which may slow the convergence of circuit and packet networks.

IF SS7 DOES NOT PLAY AN INTEGRAL ROLE IN THE ARCHITECTURE FOR CONVERGED CIRCUIT AND PACKET NETWORKS, OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

           All of our products are designed to support SS7. If future networks do not utilize SS7 and we are unable to adapt our products to work with the appropriate converged network signaling protocols, our products will become less competitive or obsolete. We cannot assure you that SS7 or our products will play a key role as network architecture designs for converged circuit and packet networks evolve. In addition, SS7 may be modified substantially for the architecture of converged networks. Any of these changes or adaptations may be costly. Moreover, we may not be able to respond to this modification in a timely manner, or at all.

WE CANNOT ASSURE YOU THAT OUR NEXWORX PRODUCTS WILL BE SUCCESSFUL.

           We are developing our Nexworx service control products. We have recently introduced our first Nexworx product, from which we have derived limited revenues. The success of this product line is dependent upon a number of factors, including the development of a market for these types of products and customer acceptance of our products. If a market for these products does not develop or development takes longer than anticipated, or if our Nexworx products are not accepted by our customers, our business and operating results could be adversely affected.

BECAUSE THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, OUR SUCCESS DEPENDS ON OUR ABILITY TO ANTICIPATE CHANGES IN PRODUCTS AND TECHNOLOGIES.

           The market for our products is characterized by rapidly changing technology, frequent new product introductions and enhancements and evolving industry standards. Our success will depend to a significant extent upon our ability to accurately anticipate the evolution of new products and technologies and to enhance our existing products. It will also depend on our ability to develop and introduce innovative new products that gain market acceptance. We cannot assure you that we will be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products on a timely or cost-effective basis. Products or technologies developed by others may render our products noncompetitive or obsolete. In addition, because of the rapid technological changes in the communications industry, we may be required to support legacy software versions used by our customers. Supporting such legacy software versions may place additional demands on our personnel and other resources.

COMPLIANCE WITH COMMUNICATIONS REGULATIONS AND STANDARDS MAY BE DIFFICULT AND COSTLY, AND IF WE FAIL TO COMPLY, OUR PRODUCT SALES COULD DECREASE.

           In order to maintain market acceptance, the boards included in our products must continue to meet a significant number of regulations and standards. In the United States, these boards must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories. The failure of these boards to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of our products, which could harm our business and operating results.

THE MARKET FOR OUR PRODUCTS IS HIGHLY COMPETITIVE.

           The market for communication network signaling software is intensely competitive, both in the U.S. and internationally. We expect competition to persist, intensify and increase in the future, especially with the anticipated convergence of voice and data networks.

           Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. New competitors or alliances among competitors could emerge and rapidly acquire significant market share. As a result, our competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. In addition, some of our customers may in the future decide to develop internally their own signaling software platforms and other software-based solutions instead of purchasing them from us. Increased competition could force us to lower our prices or take other actions to differentiate our products. If we are unable to compete successfully against our competitors or if our customers opt to develop internal substitutes for our products, our business and operating results would be materially adversely affected.

BECAUSE OUR SOFTWARE PRODUCTS ARE INTEGRATED INTO PRODUCTS OF EQUIPMENT MANUFACTURERS AND APPLICATION DEVELOPERS, WE DEPEND ON OUR RELATIONSHIPS WITH THESE CUSTOMERS AND WE ARE POTENTIALLY VULNERABLE TO THE PERFORMANCE OF THEIR PRODUCTS.

           Our products are primarily sold to equipment manufacturers and application developers, who integrate our products with their products and sell them to service providers. Equipment manufacturers and application developers who make their product design compatible with ours and choose to purchase our products may not develop or deliver their products on a timely basis, or may not develop products which perform as expected or are priced competitively. If they are not successful in the development and deployment of their products, our business and operating results may suffer. In addition, if we cannot successfully establish channel and marketing relationships with leading equipment manufacturers and application developers or maintain these relationships on favorable terms, our business and operating results may suffer.

DEMAND FOR OUR PRODUCTS MIGHT DECREASE IF THE GROWTH OF THE COMMUNICATIONS INDUSTRY SLOWS DOWN OR PROSPECTIVE CUSTOMERS CONSOLIDATE.

           We sell our products to the communications industry. The communications industry has undergone a period of rapid growth and consolidation during the past few years. A significant slowdown in the growth of this industry could materially adversely affect our business and operating results. Further, consolidations of prospective customers may delay or cause cancellations of significant sales of our products, which could also materially adversely affect our business and operating results.

FUTURE GROWTH IN THE MARKETS FOR OUR PRODUCTS WILL DEPEND IN PART ON PRIVATIZATION AND/OR DEREGULATION OF CERTAIN COMMUNICATIONS MARKETS WORLDWIDE.

           Any reversal or slowdown in the pace of this privatization and/or deregulation could have a material adverse effect on the markets for our products. Moreover, the consequences of privatization and/or deregulation are subject to many uncertainties, including judicial and administrative proceedings that affect the pace at which changes occur, and other regulatory, economic and political factors. Furthermore, uncertainties associated with privatization and/or deregulation have in the past and could in the future cause our customers to delay their purchasing decisions.

RISKS RELATED TO OUR RELATIONSHIP WITH COMVERSE

COMVERSE WILL CONTROL ALL MATTERS SUBMITTED TO A SHAREHOLDER VOTE AND OTHERWISE HAVE A CONTROLLING INFLUENCE OVER OUR BUSINESS AND AFFAIRS.

           Upon completion of the offering, Comverse will beneficially own approximately ___% of the outstanding shares of common stock. Consequently, Comverse will effectively control the outcome of all matters submitted for shareholder action, including the composition of our board of directors and the approval of significant corporate transactions. Through its representation on our board of directors, Comverse will have a controlling influence on our management, direction and policies, including the ability to appoint and remove our officers. Accordingly, Comverse may prevent or delay any transaction involving a change in control or in which shareholders might receive a premium over the prevailing market price for their shares. In addition, following the offering, only four of our nine directors will be individuals who are not currently directors or employees of Comverse. As a result, investors acquiring shares in this offering will have very limited ability, if any at all, to influence the management of our company.

OUR AFFILIATION WITH COMVERSE MAY PRECLUDE US FROM TAKING ADVANTAGE OF OPPORTUNITIES THAT MIGHT OTHERWISE BE AVAILABLE TO US.

           We have entered into an agreement with Comverse which addresses potential conflicts of interest between Comverse and us. This agreement allocates between Comverse and us opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. We are precluded from pursuing an opportunity offered to any person who is a director of our company but not an officer or employee of our company and who is also an officer or employee of Comverse, unless Comverse fails to pursue such opportunity diligently. Comverse is precluded from pursuing an opportunity offered to any person who is a director of Comverse but not an officer or employee of Comverse and who is also an officer or employee of our company, unless we fail to pursue such opportunity diligently. We are also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless Comverse fails to pursue such opportunity diligently. See "Related Party Transactions - Conflicts of Interest."

A SIGNIFICANT REDUCTION IN THE AMOUNT OF PRODUCTS OR SERVICES THAT WE SELL TO CNS IN THE FUTURE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

           Revenues from CNS and its affiliates represented approximately 19%, 20% and 17% of our total revenues for Fiscal 1997, Fiscal 1998, and the nine months ended October 31, 1999, respectively. During these periods CNS and its affiliates have purchased our Signalware boards and development services. CNS is currently contractually committed to purchase a limited number of Signalware boards from us.

COMVERSE MAY COMPETE WITH US AND COMPETES WITH SOME OF OUR CUSTOMERS.

           Comverse may engage in any business that is similar to ours, do business with a potential or actual customer of ours or employ, solicit or engage any of our officers, directors or employees. If Comverse competes with us or our customers, our business may suffer. For example, we may from time to time lose a revenue-earning opportunity to supply a customer with our products if that customer is not awarded a project that was awarded to CNS. Although our products would likely be included in CNS' products, because CNS has a non-exclusive royalty-free license to use our products for that purpose we would not earn any revenues for such use.

OUR DIRECTORS AND EMPLOYEES THAT ALSO HOLD POSITIONS WITH COMVERSE MAY HAVE CONFLICTS OF INTEREST WITH RESPECT TO MATTERS INVOLVING BOTH COMPANIES.

           Five of our nine directors are officers and/or directors of Comverse, or otherwise affiliated with Comverse. Our directors who are also directors or officers of Comverse will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting both us and Comverse. Some of these individuals and a number of our executive officers and employees own shares of Comverse capital stock and/or options to purchase shares of Comverse capital stock. Although we believe that these directors and officers will be able to fulfill their fiduciary duties to our shareholders despite their positions with Comverse and/or their ownership of Comverse capital stock and options, there could be potential conflicts of interest when these directors and officers face decisions that could have different implications for us and Comverse.

           Our Chairman and director, Mr. Kobi Alexander, will continue to be Chairman, President, Chief Executive Officer and a director of Comverse following the offering. In addition, our Chief Financial Officer and director, Mr. David Kreinberg, will continue to be Vice-President of Finance and Chief Financial Officer of Comverse following the offering. The positions of Messrs. Alexander and Kreinberg with Comverse will continue to impose significant demands on their time and present potential conflicts of interest following the offering. Messrs. Alexander and Kreinberg will be employed by Comverse, rather than by us. They will spend a substantial amount of their professional time and effort on behalf of Comverse. In many instances, their efforts for Comverse will relate to activities which are related (and in some circumstances may be adverse) to our interests. In addition, Messrs. Alexander, and Kreinberg will continue to be shareholders of Comverse and/or participate in Comverse's stock option plan and other benefit plans.

WE DEPEND ON COMVERSE FOR SEVERAL KEY SERVICES.

           We currently depend on Comverse for various financial, tax, human resource, legal and other functions that typically are performed by in-house personnel of public companies. These services are made available pursuant to a servicing agreement between us and Comverse. Following the offering, we will continue to rely on Comverse for these services. Except as expressly required by the terms of such agreement, Comverse could choose not to provide these services. See "Related Party Transactions - Services Agreement."

SO LONG AS WE ARE INCLUDED IN COMVERSE'S CONSOLIDATED GROUP FOR TAX PURPOSES, WE ARE POTENTIALLY LIABLE FOR TAXES NOT OUR OWN.

           Until this offering is completed we will be included in the Comverse consolidated group for federal income tax purposes. After this offering is completed we will no longer be included in this group and we will file our own federal income tax returns. Under our tax sharing agreement with Comverse, we pay Comverse an amount equal to our separate tax liability, computed by Comverse, for those periods in which we are included in the Comverse consolidated group for federal income tax purposes. Our separate tax liability is that amount of federal income tax that we would owe if we filed a tax return independent of the Comverse group. If the calculation of our separate tax liability for any year results in a net operating loss, we are not entitled to receive any payment from Comverse with respect to such loss in such year or as a result of carrying such loss back to any prior year or forward to any future year.

           By virtue of its controlling ownership and the tax sharing agreement, Comverse effectively controls all our tax decisions for those years in which we are included in the Comverse consolidated group for federal income tax purposes. In addition, for those years, Comverse has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to us, to file all income tax returns on our behalf and to determine the amount of our liability to (or entitlement to payment from) Comverse under our tax sharing agreement. Moreover, notwithstanding such agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. To the extent Comverse or other members of the group fail to make any federal income tax payments required of them by law in respect of years for which Comverse files consolidated federal income tax returns which include us, we would be liable for the shortfall. Similar principles apply for state income tax purposes in many states.

           For a discussion of our relationships with Comverse, see "Related Party Transactions - Relationship with Comverse."

RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK; OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

           Prior to the offering, there has been no public market for our common stock and there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price for our common stock was determined by negotiations between us and the representatives of the underwriters, and may not be representative of the price that will prevail in the open market. Factors that may cause the market price of the common stock to fluctuate significantly after the offerings include:

      o     variations in our results of operations;

      o     future sales of common stock;

      o our announcement or that of our competitors and others of technological innovations or new products;

      o     market analysts' estimates of our performance; and

      o     general market conditions.

The public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to operating results. This volatility may adversely affect the market price of our common stock and our visibility and credibility in the markets.

FUTURE SALES OF OUR COMMON STOCK MAY HURT OUR MARKET PRICE.

           A substantial number of shares of our common stock will be available for resale within a short period of time after the offering. If our shareholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

           We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of this prospectus. We, Comverse and all of our officers, directors and existing shareholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of this prospectus, except that Comverse may sell shares of our common stock to a purchaser or purchasers of such shares who agree to be bound by the same restrictions that bind Comverse. Shares of capital stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act.

WE WILL HAVE BROAD DISCRETION IN USING A SIGNIFICANT PORTION OF THE PROCEEDS OF THIS OFFERING.

           Our management will have broad discretion over the allocation of a significant portion of the net proceeds from the offering as well as over the timing of their expenditure. As a result, investors will be relying upon management's judgement with only limited information about its specific intentions for the use of such proceeds.

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION OF BOOK VALUE PER SHARE.

           The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $_______ in the net tangible book value per share of common stock from the price you pay for our common stock in this offering. See "Dilution."

WE DO NOT ANTICIPATE DECLARING OR PAYING ANY DIVIDENDS.

           We intend to retain all our future earnings to fund the development of our business. Accordingly, we do not anticipate paying any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

           We estimate that the net proceeds we will receive from the sale of the _____________ shares in this offering will be approximately $__________ million (approximately $__________ million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discounts and estimated expenses of this offering.

           We expect to use $3.8 million of the net proceeds of this offering to repay outstanding bank debt which was incurred by us to repay indebtedness owed to Comverse. This bank debt bears interest at a rate of LIBOR plus 0.35%, matures in July 2001 and may be prepaid without penalty on each six-month anniversary of the loan.

           We expect to use the remaining net proceeds to finance the continued growth of our business and for general corporate purposes. We may also use a portion of the proceeds for acquisitions or other investments. However, we have no present understanding or agreement relating to any specific acquisition or investment.

           We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes, other than the repayment of the bank debt described above. Accordingly, management will have significant flexibility in applying the net proceeds of the offering remaining after repayment of such debt. Pending their use as described above, we intend to invest the net proceeds of this offering in interest-bearing instruments.

                                 DIVIDEND POLICY

           We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

           Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                CAPITALIZATION

           The following table sets forth, as of October 31, 1999, our capitalization:

           (1)       on an actual basis, and

           (2) on an as adjusted basis to give effect to the sale of the _____ shares offered by us in this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds therefrom.

           The table excludes:

            o _________ shares of common stock issuable upon the exercise of stock options outstanding as of _________, 1999 under our 1998 Stock Incentive Compensation Plan, with a weighted average exercise price of $____ per share; and

            o _______ shares of common stock issuable upon the exercise of stock options granted under such plan upon completion of this offering at an exercise price equal to the initial public offering price.

           Please read this table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus.

                                                                                                      AS OF OCTOBER 31, 1999
                                                                                                      ----------------------
                                                                                                   ACTUAL            AS ADJUSTED
                                                                                                   ------            -----------
                                                                                                         (IN THOUSANDS)
      Cash and cash equivalents...........................................................         $2,575               $
                                                                                                ==========             =========
      Long-term debt(1)...................................................................         $3,800               $   -
                                                                                                ----------             ---------
      Stockholders' equity:
           Undesignated Stock, no par value, 10,000,000 shares authorized; no shares
             issued and outstanding.......................................................            -                     -
           Common Stock, no par value, 100,000,000 shares authorized; 10,000,000 shares issued and outstanding on an actual basis; and _____ shares issued and
             outstanding on an as adjusted basis..........................................            -                     -
      Additional paid-in capital..........................................................             10
      Retained Earnings...................................................................            558                  558
                                                                                                ----------             ---------
           Total stockholders' equity.....................................................            568
                                                                                                ----------             ---------
           Total capitalization...........................................................         $4,368               $
                                                                                                ==========             =========

-----------------------
(1) The long-term debt reflects outstanding debt due to Comverse which was subsequently refinanced with bank debt. We expect to repay this bank debt in July 2000.

                                    DILUTION

           Our net tangible book value as of October 31, 1999 was $568,000, or $____ per share. Net tangible book value per share represents the total amount of our tangible assets reduced by the total amount of our liabilities and divided by the number of shares of common stock outstanding as of October 31, 1999. After giving effect to our sale of the ____ shares in this offering and receipt of the net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, our net tangible book value as of October 31, 1999 would have been $____, or $____ per share. This represents an immediate increase in pro forma net tangible book value of $____ per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $____ per share to new investors.

           Dilution per share represents the difference between the price per share to be paid by new investors and the net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

                                                                                                   PER SHARE       PER SHARE
                                                                                                   ---------       ---------
    Assumed initial public offering price per share................................                                  $
    Net tangible book value per share before this offering.........................                 $
                                                                                                   ---------

    Increase per share attributable to new investors...............................
    Net tangible book value per share after this offering..........................
                                                                                                                   --------
    Dilution per share to new investors............................................                                 $
                                                                                                                   ========

           The following table sets forth, as of October 31, 1999, the differences between the total consideration paid and the average price per share paid by existing investors and by new investors purchasing shares in this offering.

                                                                                                                AVERAGE
                                                 SHARES PURCHASED                TOTAL CONSIDERATION             PRICE
                                              NUMBER          PERCENT          AMOUNT          PERCENT         PER SHARE
                                              ------          -------          ------          -------         ---------
Existing shareholders................                               %                                 %         $
New investors........................                               %                                 %         $
                                              --------        -------          --------         -------
    Total............................                            100%          $                   100%
                                              ========        =======          ========         =======

           The foregoing table does not reflect:

            o __________ shares of common stock issuable upon exercise of options outstanding as of _______ __, 1999 under our 1998 Stock Incentive Compensation Plan at a weighted average exercise price of $____ per share; and

            o _______ shares of common stock issuable upon the exercise of stock options granted under such plan upon completion of this offering at an exercise price equal to the initial offering price.

                             SELECTED FINANCIAL DATA

           We derived the selected financial data presented below from our financial statements and related notes included in this prospectus. You should read the selected financial data together with our financial statements and related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

           Statements of operations data for the years ended December 31, 1996 and 1997, the one month ended January 31, 1998, and the balance sheet data at January 31, 1998 and 1999 have been derived from our financial statements which have been audited and reported on by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. Statements of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements not included herein.

           Statements of operations data for the nine months ended October 31, 1998 and 1999 and the balance sheet data as of October 31, 1998 and 1999 have been derived from our unaudited interim financial statements. Our unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of our management, are necessary for a fair presentation of the results for these periods. Operating results for the nine months ended October 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ended January 31, 2000.

                                                                                 ONE MONTH
                                                                                   ENDED       YEAR ENDED     NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            JANUARY 31,    JANUARY 31,       OCTOBER 31,
                                             -----------------------            -----------    -----------       -----------
                                        1995          1996          1997           1998          1999         1998          1999
                                        ----          ----          ----           ----          ----         ----          ----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales................................. $  15,355     $   6,450     $  14,559           $212     $  18,629    $  13,536    $  18,224
Cost of sales.........................     7,238         2,853         4,495            294         6,131        4,504        6,311
Gross profit..........................     8,117         3,597        10,064            (82)       12,498        9,032       11,913
Research and development .............     2,644         1,905         2,398            205         4,706        3,451        4,263
Selling, general and administrative...     4,920         3,875         3,891            348         4,948        3,502        5,821
Income (loss) from operations.........       553        (2,183)        3,775           (635)        2,844        2,079        1,829
Interest income (expense), net........      (328)         (342)         (507)           (45)         (350)        (293)        (179)
Income (loss) before income taxes.....       225        (2,525)        3,268           (680)        2,494        1,786        1,650
Income tax provision (benefit)........       438          (948)        1,213           (249)          927          666          628
Net income (loss)..................... $    (213)    $  (1,577)    $   2,055      $    (431)    $   1,567    $   1,120    $   1,022
Earnings (loss) per share -
   basic .............................    ($0.21)       ($0.16)        $0.21         ($0.04)        $0.16        $0.11        $0.10
   diluted............................    ($0.21)       ($0.16)        $0.21         ($0.04)        $0.16        $0.11        $0.10
Shares used in computing basic
   earnings per share................     10,000        10,000        10,000         10,000        10,000       10,000       10,000
Shares used in computing diluted
   earnings per share................     10,000        10,000        10,000         10,000        10,110       10,110       10,229

                                               AS OF DECEMBER 31,                   AS OF JANUARY 31,         AS OF OCTOBER 31,
                                               ------------------                   -----------------         -----------------
                                        1995          1996          1997           1998          1999         1998          1999
                                        ----          ----          ----           ----          ----         ----          ----
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............. $     206     $     315     $   1,030      $     584     $   2,544    $   2,025    $   2,575
Working capital (deficit).............    (3,080)       (4,699)       (2,999)        (3,513)       (2,236)      (2,753)          89
Total assets..........................     6,317         4,858         7,319          6,878         8,883        8,015       13,430
Long-term debt........................         -             -             -              -             -            -        3,800
Stockholders' equity (deficit)........      (858)       (3,389)       (1,333)        (2,021)         (454)        (901)         568
Dividend to parent....................         -           953             -            256             -            -            -

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following discussion of our financial condition and results should be read in conjunction with our financial statements and the related notes thereto which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

           We are a leading provider of mission-critical network signaling software for wireless, wireline and Internet communication services. Our Signalware call control products interconnect the complex switching, database and messaging systems and monitor the vital number, routing and billing information that form the backbone of today's communication networks.

           Substantially all of our product revenues have been generated by our Signalware product line. Signalware product sales consist of software licenses, printed circuit interface boards, training, and support revenues. In certain limited circumstances, we sell Signalware development services typically under fixed fee arrangements with our customers. New customers begin development of applications and services by purchasing the appropriate Signalware development kit, which includes a development site license, an interface board, and a one-year maintenance plan. At deployment, the customer generally purchases one or more deployment licenses, additional interface boards and a deployment maintenance and support plan.

           In accordance with Statement of Position 97-2, "Software Revenue Recognition," product revenues are generally recognized in the period in which the products are delivered and accepted by the customer, the fee is fixed and determinable and collection is considered probable. When we have significant obligations subsequent to shipment, revenues are not recognized until the obligations are fulfilled. Revenues from arrangements that include significant acceptance terms are not recognized until acceptance has occurred. Revenues from product support services, including those included in initial licensing fees, are recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value determined using vendor-specific objective evidence.

           During the last three years, a growing proportion of our total revenues were derived from customers located outside the U.S. To date international sales have been denominated in U.S. dollars. Accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. However, we expect that in future periods, a portion of international sales may be denominated in currencies other than U.S. dollars, which could expose us to gains and losses on non-U.S. currency transactions. We may choose to limit our exposure by utilizing hedging strategies. There can be no assurance that any such hedging strategies that we undertake would be successful in avoiding exchange rate losses.

RESULTS OF OPERATIONS

           The following table sets forth, for the periods indicated, certain financial data expressed as a percentage of sales:

                                                                       ONE MONTH
                                                                          ENDED          YEAR ENDED
                                                YEAR ENDED          ----------------- ----------------       NINE MONTHS ENDED
                                               DECEMBER 31,            JANUARY 31,      JANUARY 31,             OCTOBER 31,
                                            1996          1997            1998              1999           1998           1999
                                            ----          ----            ----              ----           ----           ----
Sales..............................        100.0%        100.0%          100.0%            100.0%         100.0%         100.0%
Cost of sales......................        44.2%         30.9%           138.7%            32.9%           33.3%         34.6%
                                           -----         -----           ------            -----           -----         -----
Gross profit.......................        55.8%         69.1%          (38.7%)            67.1%           66.7%         65.4%
Research and development...........        29.5%         16.5%           96.7%             25.3%           25.5%         23.4%
Selling, general and
   administrative.................         60.1%         26.7%           164.2%            26.6%           25.9%         31.9%
Interest income
   (expense), net..................        (5.3%)        (3.5%)         (21.2%)            (1.9%)         (2.2%)         (1.0%)
                                           ------        ------         -------            ------         ------         ------
Income (loss) before taxes.........       (39.1%)        22.4%          (320.8%)           13.3%           13.1%          9.1%
Income tax provision
   (benefit).......................       (14.7%)         8.3%          (117.5%)            4.9%           4.9%           3.4%
                                          -------         ----          --------            ----           ----           ----
Net income (loss)..................       (24.4%)        14.1%          (203.3%)            8.4%           8.2%           5.7%
                                          =======        =====          ========            ====           ====           ====

NINE MONTHS ENDED OCTOBER 31, 1999, COMPARED TO NINE MONTHS ENDED OCTOBER 31,
1998

           Sales. Sales for the nine months ended October 31, 1999 increased by approximately $4.7 million, or 35%, compared to the nine months ended October 31, 1998. This increase is primarily attributable to higher volume of sales of our Signalware products to international customers.

           Cost of Sales. Cost of sales for the nine months ended October 31, 1999 increased by approximately $1.8 million, or 40%, compared to the nine months ended October 31, 1998. This increase is primarily attributable to the increase in sales. Gross margins decreased from approximately 67% in the nine months ended October 31, 1998 to approximately 65% in the nine months ended October 31, 1999. This decrease was attributable primarily to the increased sales of boards, which have lower margins, during this period.

           Research and Development Expenses. Research and development expenses for the nine months ended October 31, 1999 increased by approximately $812,000, or 24%, compared to the nine months ended October 31, 1998 due to overall growth of research and development operations, the initiation of significant new research and development projects and increases in salaries and other costs associated with research and development operations.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended October 31, 1999 increased by approximately $2.3 million, or 66%, compared to the nine months ended October 31, 1998, and as a percentage of sales increased from approximately 26% for the nine months ended October 31, 1998 to approximately 32% for the nine months ended October 31, 1999. The increase was a result of increased sales, marketing and administrative activities associated with the overall growth of our operations, and particularly with the expansion of direct sales and marketing activities.

           Income Tax Provision. Provision for income taxes decreased by approximately $38,000, or 6%, due to decreased pre-tax income. Our overall effective tax rate increased from approximately 37% for the nine months ended October 31, 1998 to approximately 38% for the nine months ended October 31, 1999.

           Net Income. Net income decreased by approximately $98,000, or 9%, in the nine months ended October 31, 1999 compared to the nine months ended October 31, 1998, while net income as a percentage of sales decreased from approximately

8% for the nine months ended October 31, 1998 to approximately 6% for the nine months ended October 31, 1999. The decreases resulted primarily from the factors described above.

FISCAL 1998 COMPARED TO FISCAL 1997

           Sales. Sales increased in Fiscal 1998 by approximately $4.1 million, or 28%, compared to Fiscal 1997, primarily resulting from an increase in the number of customers deploying our Signalware products.

           Cost of Sales. Cost of sales increased in Fiscal 1998 by approximately $1.6 million, or 36%, compared to Fiscal 1997 primarily as a result of the increase in sales. Gross margins decreased from approximately 69% in Fiscal 1997 to approximately 67% in Fiscal 1998. This decrease was primarily caused by the recording of an impairment loss of $619,000 to reduce software development costs to their net realizable value.

           Research and Development Expenses. Research and development expenses increased in Fiscal 1998 by approximately $2.3 million, or 96%, compared to Fiscal 1997 due to overall growth of research and development operations, the initiation of significant new research and development projects and increases in salaries and other costs associated with research and development operations.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in Fiscal 1998 by approximately $1.1 million, or 27%, compared to Fiscal 1997, and as a percentage of sales remained at approximately 27% in both periods. The increase in these expenses was a result of increased sales, marketing and administrative activities associated with the overall growth of our operations, and particularly with the expansion of direct sales and marketing activities.

           Income Tax Provision. Provision for income taxes decreased in Fiscal 1998 by approximately $286,000, or 24%, compared to Fiscal 1997 due to decreased pre-tax income. Our overall effective tax rate remained at approximately 37% for both periods.

           Net Income. Net income decreased by approximately $488,000, or 24%, in Fiscal 1998 compared to Fiscal 1997. Net income as a percentage of sales decreased from approximately 14% in Fiscal 1997 to approximately 8% in Fiscal 1998. The decreases resulted primarily from the factors described above.

FISCAL 1997 COMPARED TO FISCAL 1996

           Sales. Sales increased for the year ended December 31, 1997 by approximately $8.1 million, or 126%, compared to the year ended December 31, 1996, primarily resulting from increased sales of our Signalware products to international customers.

           Cost of Sales. Cost of sales increased by approximately $1.6 million, or 58%, for the year ended December 31, 1997 compared to the year ended December 31, 1996 primarily as a result of the increase in sales. Gross margins increased from approximately 56% in the year ended December 31, 1996 to approximately 69% in the year ended December 31, 1997. In 1996, a large proportion of our development services were under fixed fee arrangements, which contained lower margins.

           Research and Development Expenses. Research and development expenses during the year ended December 31, 1997 increased by approximately $493,000, or 26%, compared to the year ended December 31, 1996 due to overall growth of research and development operations, the initiation of significant new research and development projects and increases in salaries and other costs associated with research and development operations.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in the year ended December 31, 1997 by approximately $16,000 compared to the year ended December 31, 1996, and as a percentage of sales decreased to approximately 27% in the year ended December 31, 1997 from approximately 60% in the year ended December 31, 1996. The decrease in the percentage of sales was a result of our ability to leverage our expenses over more sales.

           Income Tax Provision. Provision for income taxes increased in the year ended December 31, 1997 by approximately $2.2 million compared to the year ended December 31, 1996, due to increased pre-tax income. Our overall effective tax rate was approximately 38% in the year ended December 31, 1996 and 37% in the year ended December 31, 1997.

           Net Income. Net income increased in the year ended December 31, 1997 by approximately $3.6 million compared to the year ended December 31, 1996. The increase resulted primarily from the factors described above.

SELECTED QUARTERLY RESULTS OF OPERATIONS

           The following tables set forth statement of operations data for each of the seven consecutive quarters ended October 31, 1999. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our financial statements and the related notes elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results of any future period.

                                                                         THREE MONTHS ENDED
                                ---------------------------------------------------------------------------------------------------
                                APR. 30,      JULY 31,       OCT. 31,        JAN. 31,        APR. 30,       JULY 31,       OCT. 31,
                                  1998          1998           1998            1999            1999           1999           1999
                                  ----          ----           ----            ----            ----           ----           ----
                                                                           (IN THOUSANDS)
Sales.....................       $4,261        $4,554         $4,721         $5,093           $5,363         $6,069        $6,792
Cost of sales.............        1,527         1,517          1,460          1,627            1,888          2,076         2,347
                                -------       -------        -------        -------          -------        -------       -------
Gross profit..............        2,734         3,037          3,261          3,466            3,475          3,993         4,445
Research and
   development............        1,079         1,194          1,178          1,255            1,299          1,405         1,559
Selling, general and
   administrative.........          998         1,168          1,336          1,446            1,703          1,959         2,159
Interest income
   (expense), net.........         (107)          (83)          (103)           (57)             (66)           (43)          (70)
                                -------       -------        -------        -------          -------        -------       -------
Income before
   income taxes...........          550           592            644            708              407            586           657
Income tax provision......          204           219            243            261              156            225           247
                                -------       -------        -------        -------          -------        -------       -------
Net income................         $346          $373           $401           $447             $251           $361          $410
                                =======       =======        =======        =======          =======        =======       =======


                                       27

                                                                         THREE MONTHS ENDED
                                ---------------------------------------------------------------------------------------------------
                                APR. 30,      JULY 31,       OCT. 31,        JAN. 31,        APR. 30,       JULY 31,       OCT. 31,
                                  1998          1998           1998            1999            1999           1999           1999
                                  ----          ----           ----            ----            ----           ----           ----
AS A PERCENTAGE OF SALES:
Sales.......................      100.0 %      100.0%          100.0%         100.0%           100.0%        100.0%         100.0%
Cost of sales...............       35.8         33.3            31.0           31.9             35.2          34.2           34.6
Gross profit................       64.2         66.7            69.0           68.1             64.8          65.8           65.4
Research and
   development..............       25.3         26.2            25.0           24.6             24.2          23.2           23.0
Selling, general and
   administrative...........       23.4         25.7            28.3           28.4             31.8          32.3           31.8
Interest income
   (expense), net...........       (2.6)        (1.8)           (2.2)          (1.2)            (1.2)          (.7)          (1.0)
Income before income
   taxes....................       12.9         13.0            13.5           13.9              7.6           9.6            9.6
Income tax provision........        4.8          4.8             5.0            5.2              2.9           3.7            3.6
                                -------       -------        -------        -------          -------        -------       -------
Net income..................        8.1%         8.2%            8.5%           8.7%             4.7%          5.9%           6.0%
                                =======       =======        =======        =======          =======        =======       =======

LIQUIDITY AND CAPITAL RESOURCES

           We have funded our operations and met our capital expenditure requirements primarily through cash flows from operations and borrowings from Comverse. As of October 31, 1999, we had cash and cash equivalents of approximately $2.6 million and working capital of approximately $89,000.

           In January 2000, we borrowed $3.8 million under a term loan from a bank. We used the loan proceeds to repay outstanding indebtedness owed to Comverse. The term loan is due in July 2001, bears interest at a rate of LIBOR plus 0.35% and may be prepaid without penalty on each six-month anniversary of the loan. The term loan is secured by a deposit of Comverse at that bank. As of January 18, 2000, the interest rate on the loan was 6.565%. We expect to use the proceeds of this offering to prepay the loan in July 2000.

           We may in the future pursue acquisitions of businesses, products or technologies that could expand our business and the products we offer. Any material acquisition could result in a decrease of the working capital depending upon the amount, timing and nature of the consideration paid.

           We believe that the net proceeds from this offering, together with our current cash balances and potential cash flow from operations, will be sufficient to meet the anticipated cash needs for working capital, capital expenditures and other activities for at least the next 12 months. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional debt or equity financing. In addition, although there are no present understandings, commitments or agreements with respect to any acquisitions of other businesses, products, or technologies, we may in the future consider such transactions which may require additional debt or equity financing. There can be no assurance that such additional financing would be available on acceptable terms, if at all.

YEAR 2000 COMPLIANCE

           Our Products. We have completed a comprehensive program designed to address year 2000 readiness of our current products and have made enquiries regarding the year 2000 compliance of components or technologies we acquire from others and incorporate into our products. Although we believe that our current products generally are year 2000 compliant, we cannot assure you that our year 2000 compliance efforts will prove to be fully successful or that unanticipated costs and problems will not arise. In addition, we have determined that older generations of a number of our products are not and cannot, without unreasonable effort and expense, be made year 2000 compliant.

           To date we have not experienced any material year 2000 compliance problems with our products. Nevertheless, we may in the future receive warranty and other claims as a result of year 2000 issues arising from undetected defects in our products or the non-compliance of components or technologies we acquire from others. Our agreements with customers typically contain provisions designed to limit generally our liability for customer claims. It is possible, however, that these measures will not provide adequate protection from year 2000 liability claims, as a result of existing or future laws or unfavorable judicial decisions. Any such claims could result in a material adverse affect on our business, financial condition and results of operations, including increased warranty costs, customer satisfaction issues and potential legal damages.

           Our Internal Systems. We have completed a comprehensive program designed to address year 2000 readiness of our most critical internal systems. Based on this program and on our experience to date, we believe that our critical internal systems are year 2000 compliant.

           Significant Customers and Suppliers. We have communicated with our significant customers and suppliers and financial institutions to determine the extent to which we are vulnerable to the failure of their internal systems to be year 2000 compliant. We have received assurances of year 2000 compliance from a number of those contacted. Most of our customers and suppliers under existing contracts were under no contractual obligation to provide us with such information. Although to date we have not experienced any significant operational problems with our significant customers and suppliers as a result of the year 2000 issue, we cannot assure you that such problems will not arise in the future.

           Costs. We currently expect that the total cost of our year 2000 readiness programs for the fiscal year ended January 31, 2000 will not exceed $1 million. This total cost estimate does not include potential costs related to any customer or other claims or the costs of internal software or hardware replaced in the normal course of business.

                                    BUSINESS

OVERVIEW

           We are a leading provider of mission-critical network signaling software for wireless, wireline and Internet communication services. Our Signalware call control products interconnect the complex switching, database and messaging systems and manage the vital number, routing and billing information that form the backbone of today's communication networks. Signalware enables communication service providers to offer "Intelligent Network" services, such as voice-activated dialing, prepaid calling, caller ID and text messaging. These products also enable voice and data networks to interoperate, or converge, allowing service providers to offer such "converged network" services as voice over the Internet and Internet call waiting. Our new Nexworx product line is designed to move service control into the hands of subscribers, so that businesses or consumers can access network resources to create, manage and personalize their communication services.

           We have over 40 customers throughout North America, Europe and the Pacific Rim and our products are deployed globally by major service providers in more than 50 countries. Our products are used by equipment manufacturers, application developers and service providers, including communication industry leaders such as Alcatel, Compaq, Comverse Network Systems, Ericsson, Level (3) Communications, Lucent, MCI WorldCom, Nokia, Qualcomm, Siemens and Sun Microsystems. In addition, as a founding member of The Parlay Group and the JAIN initiative, two industry consortia, we are at the forefront of defining industry standards that we believe are critical to foster continued growth for us and our industry.

INDUSTRY BACKGROUND

           Demand for enhanced voice and data communication services has grown rapidly in recent years due to the following trends:

            o the growth of the Internet as a global communications medium enabling millions of people to share information and conduct business electronically;

            o the growth in wireless communications as cellular and other wireless services have become more widely available and affordable; and

            o the introduction of new services by traditional service providers and an increasing number of new competitive service providers, including Internet and wireless service providers.

           In response to these trends, service providers are building increasingly complex communication networks. Traditionally, voice networks were based on a technology called "circuit switching." While circuit switching has offered reliable and high quality voice communications, an emerging technology called "packet switching" is inherently more efficient and cost effective. The cost and performance superiority of packet switching has led many traditional and new service providers to build packet networks to handle data traffic. It has also led service providers to explore the interoperability or convergence of voice and data networks and the transmission of voice communications over packet networks.

           The circuit switched network provides its high voice quality and reliability by separating the voice and signaling portions of a call. The signaling infrastructure processes in real time the information needed to set-up, connect, route, terminate and bill a call, and also provides a foundation to develop and offer enhanced network services. The signaling portion of a telephone network that controls each call is based on a complex set of standards and protocols called "Signaling System #7" or SS7. SS7 has been implemented by service providers worldwide, including traditional, emerging, Internet and wireless service providers. SS7 provides the speed and reliability required for processing increasingly complex call control information. Because

SS7 is the industry-wide standard signaling protocol, industry experts believe that signaling for converged circuit and packet networks will be based upon SS7 as well.

THE MARKET OPPORTUNITY

           There is increasing demand for innovative enabling products that allow the rapid creation and delivery of new services on intelligent and converged networks. Some of the key challenges that service providers face include:

            o expanding and/or upgrading their network infrastructure to support enhanced services;

            o building and managing networks that can cost-effectively support circuit and packet technologies; and

            o enabling subscribers to access network resources to create, manage and personalize their voice and data communication services.

           Service providers are seeking high performance network signaling software products that can facilitate the convergence of circuit and packet networks without compromising functionality, reliability and scalability. We also believe that most equipment manufacturers and service providers would prefer purchasing network signaling software products which they can easily bundle and sell with their own products rather than develop these software products internally.

           We believe that an emerging opportunity exists to develop the next generation of communication networks, which we believe will be accessible to subscribers and provide programmability when subscribers need it. Our vision of this programmable network is a network which places service control in the hands of subscribers, enabling them to manage communication network resources from a desktop or hand-held computer.

THE ULTICOM SOLUTION

           We are a leading provider of mission-critical network signaling software products for wireless, wireline and Internet communication services. Our products enable service providers to expand and/or upgrade their networks to support new and enhanced services and facilitate the convergence of circuit and packet networks. We are developing additional products to address the need for an emerging programmable network. These products will help separate communications services from the network infrastructure, allowing subscribers to have more control over their voice and data communications.

           Our products provide our customers with the following key benefits:

           Accelerated Time to Market. We believe our comprehensive solutions allow customers to deploy services more rapidly than internally developed or third party alternatives. In addition, our products allow our customers to concentrate their efforts on application development, significantly reducing the time it takes for them to bring communications services to market.

           Network and Platform Interoperability. Our products are designed for deployment on disparate network environments and multiple computer platforms. Signaling networks around the world vary based on different country standards and infrastructures. Our products overcome these differences and provide our customers with the ability to create applications that are marketable around the world. Our products also provide our customers with the flexibility to develop applications on one computing platform and then migrate to another as market demands or industry standards change.

           High Performance and Reliability. Service providers consider it critical that their networks provide high quality, uninterrupted service. As a result, they will only purchase solutions that are stable, fast and scalable. Our products meet this need to provide "mission-critical" performance and reliability.

OUR STRATEGY

           Our objective is to be the leading provider of mission-critical network signaling software for wireless, wireline and Internet communication services. Key elements of our strategy to achieve this objective include:

           Enhance Technology Leadership. We believe that one of our core competitive strengths is the breadth of our knowledge and expertise in communication technologies, particularly in voice and data call control, such as SS7 and other related signaling technologies. We intend to enhance our existing products and to develop new products by continuing to make significant investments in research and development.

           Target High Growth Market Opportunities. We are leveraging our core technologies and market leadership position to develop solutions targeted at high growth opportunities in our market, including:

            o products that enable the creation of new Intelligent Network services on existing wireless and wireline networks;

            o products that enable the convergence of circuit and packet networks and the development of new services on these converged networks; and

            o products for the programmable network of the future that will enable subscribers - business and consumer - to create, manage and personalize their voice and data communication services.

           Set Industry Standards. We believe that active participation in setting industry standards is critical to maintain our position as a market leader and foster continued growth. We are a founding member of two industry consortia, the Parlay Group and the JAIN initiative, both of which are driving standards to facilitate the rapid development and deployment of communication services. We also play a leadership role in the Softswitch Consortium, an industry organization created for global cooperation and coordination in the development of open standards and interoperability for packet networks.

           Develop Channel Relationships with Industry Leaders. Establishing strong relationships with leading equipment manufacturers, application developers, systems integrators and service providers is important to the successful worldwide deployment of our solutions. We have developed and will continue to develop these relationships to enhance the marketing and distribution of our solutions.

           Expand Our International Presence. Our customers are located throughout the world and our products are deployed globally. We have a development, support and sales office in France and we anticipate further expansion in Europe to better serve our existing customers and develop new customer relationships. We may also seek to expand into the Pacific Rim, either through establishment of new sales offices, or through one or more channel relationships.

PRODUCTS AND SERVICES

           We currently offer two product lines, Signalware and Nexworx:

Signalware

Our Signalware call control products work within wireless, wireline and Internet networks to interconnect and interoperate voice and data communication systems and services. Signalware provides our customers with many of the features that are crucial to the global connectivity of communication networks, including the ability to:

            o run applications on multiple software platforms (open standards);

            o build systems with no single point of failure (fault resilience);

            o     process transactions at very high rates (high performance);

            o increase computing capacity to run various applications (scalability); and

            o create applications that could run on various communications networks around the world (global operability).

           Signalware plays a key role in the convergence of disparate networks by providing a means to bridge circuit and packet technology. Signalware also enables carriers to offer Intelligent Network services, which include services other than the call or data transmission itself. Signalware is used to build a wide range of Intelligent Network services and services for converged networks, including:

--------------------------------------------------------------------------------
                                    SIGNALWARE
--------------------------------------------------------------------------------

INTELLIGENT NETWORK SERVICES:                   CONVERGED NETWORK SERVICES:
-----------------------------                   ---------------------------

Satellite Services                              Wireless Internet Services
Prepaid Calling Service                         Voice over the Internet Services
Virtual Private Networks                        Internet Call Waiting
Wireless Authentication                         Internet Call Forwarding
Wireless Roaming Service                        Wireless Email Service
Caller ID                                       Internet Fax Delivery
Number Portability                              Unified Messaging
Wireless 911 Service
Wireless Text Messaging
800 Number Service
Voice Messaging Service
Personal Number Service
411/Operator Assistance
Voice Activated Dialing
Taxi Dispatch Service
Enhanced 611 Service
Electronic Banking Service
Televoting
Airport Information Service

--------------------------------------------------------------------------------

           Signalware is sold in packages that offer specific features and functionality. Signalware includes application programming interfaces which work with multiple SS7 networks (for example, North American ANSI, European ITU, Chinese TTC, and Japanese NTT), support a wide variety of SS7 protocol elements and enable analog or digital wireless transmission. Signalware provides the functionality needed for network connection processing (call set-up/call termination), and transaction management (call routing/call billing). Signalware product packages are offered for a range of operating systems, including Sun Solaris, Unixware, and Windows NT, and for a broad range of hardware platforms. Signalware packages can be configured for use in single or multiple computing configurations for fault resiliency and mission-critical reliability. Our Signalware Gateway package provides a means to separate the signaling function from the application development environment which provides greater flexibility in configuring services.

           Our Signalware product includes interface boards which are necessary to provide the physical connection to the signaling network. Signalware boards are configured to support a wide range of hardware platforms and network links. The bundling of our interface boards with our Signalware software allows us to control product performance, capacity and compliance with standards.

           New customers begin development of applications and services by purchasing the appropriate Signalware development kit, which includes a development site license. Each kit includes software, an interface board, cables and documentation, along with registration for two training classes. A development maintenance plan for one year is also included with each development kit. The maintenance plan provides access to customer support services, including our help desk, along with service packs and scheduled release upgrades of the software. After the initial year the maintenance plan must be renewed for a fee in order to continue to receive support and upgrades.

           When the application is ready for installation, the customer purchases one or more deployment licenses per installation, in addition to continuing the development site license and maintenance. In addition, in order to deploy our systems, a customer generally must purchase one or more interface boards and a deployment system maintenance and support plan.

Nexworx

           In June 1999, we announced our Nexworx service control product line. Currently, this product combines the key attributes of Signalware with an object-oriented database and additional network management capabilities creating a platform for new programmable network services. Our Nexworx product line is designed to move service control into the hands of subscribers, so that businesses and consumers can access network resources to create, manage and personalize their communication services. Our first Nexworx product is a software-based server that enables subscribers to maintain their telephone number, regardless of location or service provider. The product is highly scalable to give the service provider the capacity for growth as demand for this and future Nexworx services increase. Other Nexworx products currently under development may enable subscribers to create a virtual call center on a desktop through a programming interface and schedule time-of-day routing through a browser interface over the Internet.

Support Services

           We believe that customer support, training and custom development services are key to building and maintaining strong customer relationships. We offer customer support to our customers as part of their maintenance agreements:

           Customer Support. We provide comprehensive technical support to help our customers develop and deploy new services. Our support organization provides continuous support and interfaces with customers' technical staff through a 24-hour-a-day, 7-day-a-week help desk to answer questions, resolve problems and provide assistance. Our support organization is managed through our corporate headquarters in Mount Laurel, New Jersey with remote service locations in Texas and France to provide extended geographic and same-time-zone coverage.

           Training Services. We offer our customers a comprehensive training program with courses in application development and operations and troubleshooting. Courses are scheduled throughout the year. We also provide customized and/or on-site training programs to meet the specific needs of our customers for an additional fee.

           Custom Development Services. We offer fee-based custom development services to create customer-specific enhancements to our products. Such services are provided by our experienced engineering staff. This service assists customers by accelerating their time-to-market, and also hastens the point in the development cycle when we begin to receive recurring license deployment royalties.

SALES AND MARKETING

Sales Operations

           Our sales organization operates from the U.S. and Europe. Account teams comprised of dedicated account managers and pre-sales engineers work closely with our product management and development organizations to provide customers a consultative sales approach. The consultative approach facilitates the sale of development kits to enable our customers to immediately begin to build prototypes of their products.

Marketing

           We actively work to further enhance market awareness and acceptance of our company and our products. To this end our efforts are focused on identifying market opportunities in cooperation with our customers and developing and enhancing our products to seize these opportunities in a timely fashion. Based on market considerations, we may port our software products to additional operating systems, develop new features and functionality and engage in new strategic alliances and partnerships.

           Our market strategy includes enhancing brand awareness for our Signalware and Nexworx product lines with a web site, promotional literature, direct marketing to current and prospective customers using an e-services approach, advertising, continued participation in industry relevant trade shows and conferences, and a public relations program that includes public demonstrations of products and prototypes. Our representatives also are called upon to address industry symposia and conferences, are frequently quoted in industry publications and may from time to time author articles about developments in communications technology.

Channel Relationships

           Our products are sold primarily to equipment manufacturers and application developers, who include our products within their products and sell them as an integrated solution to service providers. Service providers will install the solution in their communication networks and offer the service enabled by such solution to their subscribers. Since we and our customers have a mutual interest in developing solutions that are widely accepted by subscribers and profitable to service providers, we work closely with our customers to support their development efforts and produce solutions that are unique, reliable, scalable and cost effective. For example, we engage in joint promotion, sales efforts, training, testing, design, integration and installation with Sun Microsystems and other computer integrators who use Sun Microsystems' components.

CUSTOMERS

           Our products are currently used by over 40 customers and are deployed in more than 50 countries. We market our products and services through a direct sales organization and through key relationships with our customers. Our customers include:

            o equipment manufacturers, such as Alcatel, Compaq, Convergent Networks, Ericsson, Lucent, Nokia, Qualcomm, Siemens, Sonus Networks and Sun Microsystems;

            o application developers, such as Clarent, CNS, Hughes Network Systems, Logica, Targus, telecom technologies, inc., USAN and UTStarcomm; and

            o service providers, such as Frontier Communications, Level (3) Communications and MCI WorldCom.

           For Fiscal 1997, Sun Microsystems, Qualcomm, Siemens and CNS and its affiliates accounted for approximately 10%, 13%, 13% and 19% respectively, of our sales. For Fiscal 1998, Siemens and CNS and its affiliates accounted for approximately 13% and 20%, respectively, of our sales. For the nine months ended October 31, 1999, Ericsson, Siemens and CNS and its affiliates accounted for approximately 26%, 11% and 17%, respectively, of our sales.

           Sales to international customers accounted for 50% of our revenues in Fiscal 1997, 51% of our revenues in Fiscal 1998 and 65% of our revenues for the nine months ended October 31, 1999.

ALLIANCES AND CONSORTIA

The Parlay Group

           We are leaders in defining the technology that facilitates the convergence of telephone networks with the Internet. We introduced the concept of the "programmable network" in a 1997 white paper. Following our white paper, we were approached by British Telecom, Microsoft, Nortel and Siemens to further explore this concept. These discussions resulted in the founding of the Parlay Group in March 1998.

           The Parlay Group, an industry consortium now with 11 members, seeks to specify an application programming interface ("Parlay API") to enable secure, public access to core capabilities of voice and data networks. The goal of The Parlay Group is to open up communications capabilities in the same manner that the architecture of the personal computer permitted software developers to be creative and to innovate. The Parlay API enables service providers and application developers to integrate communications capabilities into generic information technology software. Implementation of the Parlay API will allow service providers to offer "mass-customization" of services that meet the specific needs of their subscribers. Two specifications of the Parlay API have been published to date. The Parlay API is platform-vendor-independent and technology-independent, allowing it to be implemented on multiple operating systems (including Windows NT, JAVA and UNIX) and work easily with other industry initiatives. Members of The Parlay Group as of January 1, 2000 are set forth in the table below.

--------------------------------------------------------------------------------
                                THE PARLAY GROUP
--------------------------------------------------------------------------------
FOUNDING MEMBERS                                 OTHER MEMBERS
----------------                                 -------------

Ulticom                                          AT&T
British Telecom                                  Cegetel
Microsoft                                        Cisco
Nortel                                           Ericsson
Siemens                                          IBM
                                                 Lucent
--------------------------------------------------------------------------------

JAIN Initiative

           In June 1998, we became a founding member of the "JAVA API Integrated Networks" ("JAIN") industry initiative to define common interfaces between Intelligent Network and SS7 environments so that services and protocols can run anywhere in the network. This initiative, lead by Sun Microsystems, will help service providers, most of whom have a variety of hardware and software environments within their networks, by eliminating the need to program many different devices to provide one new service. The objective of the JAIN initiative is to make Intelligent Network application development, including computer telephony integration, faster, simpler and less expensive through platform-independent JAVA technology. Members of the JAIN industry initiative as of January 1, 2000 are set forth in the table below.

--------------------------------------------------------------------------------
                 JAIN (JAVA API INTEGRATED NETWORKS) INITIATIVE
--------------------------------------------------------------------------------
FOUNDING MEMBERS
----------------

Sun Microsystems
Ulticom
ADC NewNet
Ericsson InfoTech
ApiON (now part of Phone.com)

--------------------------------------------------------------------------------
OTHER MEMBERS
-------------

Andersen Consulting                              Natural Microsystems
British Telecom                                  Nokia
Broadsoft                                        Nortel
Cisco                                            NTT
CMG                                              Object Wave Corporation
Datakinetics                                     Oracle
DynamicSoft                                      Periphonics Corporation
Eurescom (representing 26 European service       Siemens
   providers)                                    Solentro
France Telecom                                   Symsoft
INP/MTL                                          Telcordia
KPN                                              Telesoft Design
Lucent                                           Telesys Software
Mahindra                                         Trillium
Motorola                                         Westwave Communications
--------------------------------------------------------------------------------

International Softswitch Consortium

           In August 1999, we joined the International Softswitch Consortium, an organization founded in May 1999 for international cooperation and coordination of internetworking technologies in the field of Internet-based real-time interactive communications and related applications. Many applications emulate circuit switching software, hence the name "softswitch." The Softswitch Consortium is a non-profit corporation with open membership committed to advancing Internet protocol distributed network architecture standards that enable and expedite application development. More than 50 companies from around the world participate as members of the organization.

           Work of the Softswitch Consortium focuses on the compatibility and interoperability of multimedia Internet protocol networks and their interconnection to other networks such as the voice telephone networks. The purpose of the Softswitch Consortium is to support rapid advancement of application development for evolving Internet protocol networks which support both voice and multimedia communications. We participate in two Softswitch working groups:

            o the architecture working group, which will create and document the reference architecture for the softswitch; and

            o the applications working group, which will focus on a means to build applications in the softswitch environment.

RESEARCH AND DEVELOPMENT

           We continue to enhance the features and performance of our existing products and introduce new products. We believe that our future success depends on a number of factors, which include our ability to:

            o identify and respond to emerging technological trends in our target markets;

            o develop and maintain competitive solutions that meet our customers' changing needs; and

            o enhance our existing products by adding features and functionality that differentiate our products from those of our competitors.

           As a result, we have made and intend to continue to make significant investments in research and development. We allocate our research and development resources in response to market research and customer demands for additional features and products. Our development strategy involves rolling out initial releases of our products and adding features over time. We continuously incorporate product feedback we receive from our customers into our product development process. While we expect that new products will continue to be developed internally, we may, based on timing and cost considerations, acquire or license technologies, products or applications from third parties.

           Our research and development expenses were approximately $2.4 million for Fiscal 1997, $4.7 million for Fiscal 1998 and $4.3 million for the nine months ended October 31, 1999. Our research and development activities are located in Mount Laurel, New Jersey, Dallas, Texas and in France. As of January 1, 2000, we had 47 employees engaged in our research and development activities. We believe that recruiting and retaining highly skilled engineering personnel is essential to our success.

MANUFACTURING

           Our Signalware products have two components: software and interface boards. Our software is duplicated in house and provided to customers on several media, primarily CD-ROM, and digital audio tape. Each software shipment is configured to provide the specific operating system version and features requested by the customer. Each order is tracked by purchase order number and documented according to internal quality standards.

           Assembly of our printed circuit interface boards is performed by subcontractors who are ISO certified. Periodic audits are performed to ensure adherence to quality standards. Subcontractors are responsible for purchasing, inspecting, installing and assembling components of our interface boards. Completed assemblies are burned-in, inspected, tested and packaged in our facility according to ISO standards. All inspection, test, repair, revision and shipping information is tracked by product type and serial number and maintained in our tracking database.

           We work closely with our interface board component suppliers to monitor component changes and availability. However, we do not have any long term supply agreements with these suppliers to ensure uninterrupted supply of components. Under certain circumstances, we may place blanket orders to ensure availability of discontinued components. In the event of a reduction or an interruption in the supply of components, a significant amount of time could be required to qualify alternate suppliers and receive an adequate supply of replacement components.

           We do not have any long term agreements with any of our manufacturers, some of whom are small, privately held companies. In the event that these manufacturers experience financial, operational or quality assurance difficulties, our business could be adversely affected until an alternate manufacturer could be found. There is no assurance that an alternate manufacturer will be able to meet our requirements or that existing or alternate sources for interface boards will continue to be available at favorable prices.

INTELLECTUAL PROPERTY RIGHTS

           We have accumulated a significant amount of proprietary know-how and expertise over the years in developing network signaling software and SS7 protocol technology for communication services. Our continued success is dependent, in part, upon our ability to protect our proprietary rights to the technologies used in our products. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. To safeguard our proprietary technology, we rely on a combination of technical innovation, trade secret, copyright and trademark laws, restricted licensing arrangements and non-disclosure agreements, each of which affords only limited protection, and in the future we may rely on patents. There can be no assurance that these measures will adequately protect us from disclosure or misappropriation of our proprietary information. In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do U.S. laws.

           As of October 31, 1999, we had no registered patents and one patent application pending. We occasionally review with our patent attorneys new areas of technology to determine whether they are patentable. However, there can be no assurance that we will receive any patents.

           We license software from third parties that is incorporated into some versions of Signalware for the Windows NT operating system. Our Nexworx products also include licensed software from third parties.

           Signalware technology is primarily licensed to customers based on object code royalties. Due to the value of our intellectual property rights, we do not generally make source code available to customers. Exceptions to this principle were made in the past, in limited circumstances, for large customers where adequate control mechanisms were in place to protect our intellectual property rights.

           We have granted CNS, our affiliate, a perpetual, royalty-free, non-exclusive license to use and operate software products for incorporation into any of CNS' products. See "Related Party Transactions- Computer Software License Agreement."

           Our affiliate, Comverse Patent Holding Company, Inc. ("CPH"), entered into an agreement with Lucent Technologies GRL Corp. ("Lucent GRL") under which CPH granted Lucent GRL a non-exclusive license to those patents now owned by CPH or which CPH has a right to license and to those patents granted to CPH or which CPH obtains the right to license during the term of the agreement. In return, CPH was granted a non-exclusive license to certain patents now owned by Lucent GRL or which Lucent GRL has a right to license and to those patents granted to Lucent GRL or which Lucent GRL obtains the right to license during the term of the agreement. The agreement provides that CPH has the right to grant a sublicense to us. In connection with that agreement, we entered into a patent license agreement with CPH pursuant to which we have granted a non-exclusive royalty-free license to CPH with the right to sublicense to Lucent GRL our patents and those patents granted to us or which we obtain the right to license during the term of the agreement. In return, CPH granted to us a non-exclusive royalty-free sublicense to all patents that are licensed by Lucent GRL to CPH. See "Related Party Transactions - Patent License Agreement."

           Despite the measures we have taken, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Any such litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management resources, and have a material adverse effect on our business and operating results. We cannot assure you that we will be successful in protecting our proprietary technology.

COMPETITION

           The market for communication network signaling software is intensely competitive, both in the U.S. and internationally. We expect competition to persist, intensify and increase in the future, especially with the anticipated convergence of voice and data networks.

           We compete with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. Competitors for our present and planned future products include a number of companies ranging from SS7 software solution providers to vendors of communication and network infrastructure equipment providers. We compete principally on the basis of:

            o     product performance and functionality;

            o     product quality and reliability;

            o     customer service and support; and

            o     price.

           Some of our competitors have greater financial, personnel and other resources, offer a broader range of products and services than us, and may be able to respond more quickly to new or emerging technologies or changes in customer requirements, benefit from greater purchasing economies, offer more aggressive pricing or devote greater resources to the promotion of their products. We cannot assure you that our competitors will not develop superior products that achieve greater market acceptance than our products. In addition, some of our customers may in the future decide to develop internally their own signaling software platforms and other software-based solutions instead of purchasing them from us.

           We believe our success will depend primarily on our ability to provide technologically advanced and cost effective signaling solutions. Additionally, we must provide our customers with prompt and responsive customer support. However, we cannot assure you that the products and services we offer will compete effectively with those of our competitors or that our customers will not seek to develop their own substitutes for our products internally. Furthermore, should competition intensify, we may have to reduce the prices of our products. If we are unable to compete successfully against our competitors or if our customers opt to develop internally substitutes for our products, our business and operating results would be materially adversely affected.

EMPLOYEES

           As of October 31, 1999, we had approximately 149 employees. We consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

           Our success depends, in part, on our ability to continue to attract, motivate and retain additional highly qualified employees, particularly employees with SS7 signaling knowledge and experience. The process of locating such employees with the combination of skills and attributes necessary to implement our strategy is lengthy. The loss of any existing key employee or the inability to attract, motivate and retain additional qualified employees could have a material adverse effect on our business and operating results.

FACILITIES

           We have headquarters and development facilities in Mount Laurel, New Jersey where we lease approximately 36,000 square feet of office space. We also lease approximately 9,000 square feet of office space for a development, support and sales facility in Dallas, Texas. In addition, we lease a development, support and sales office in France. Due to our growth, we anticipate leasing new office space in Dallas and in France. We believe that the additional space will be available when it is needed.

LEGAL PROCEEDINGS

           We are subject to legal actions arising in the normal course of our business. We do not believe that any pending legal action would, if adversely determined, have a material adverse effect on our business or operating results.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

           We currently have two directors, Messrs. Alexander and Sorin. We will add Messrs. Osborne, Kreinberg, Baker and Koren as directors prior to the completion of the offering and, following the completion of this offering, we will add three additional directors. Information about these directors and our executive officers and key employees is as follows:

NAME                                                        AGE         POSITION
----                                                        ---         --------
Executive Officers and Directors:
Kobi Alexander (1)(3)............................            47         Chairman of the Board of Directors and Director
Shawn Osborne (1)................................            39         President and Chief Executive Officer and Proposed Director
David Kreinberg (1)..............................            35         Chief Financial Officer and Proposed Director
William F. Sorin (1)(3).........................             51         Secretary and Director
Paul D. Baker ..................................             41         Proposed Director
Yaacov Koren ...................................             46         Proposed Director
Zvi Bar-On (2)...................................            48         Nominee Director*
Ron Hiram (2)(3).................................            47         Nominee Director*
Rex McWilliams (2)..............................             64         Nominee Director*

Key Employees:
Alan P. David ...................................            45         Vice President of Quality and Information
Steven C. Davis..................................            50         Vice President of Research and Development
James H. Grim ...................................            38         Vice President of Engineering
James Johnston ..................................            43         Vice President of Operations
Lisa Roberts ....................................            34         Vice President of Finance
Kannan Sreedhar .................................            41         Vice President of Sales and Marketing


-----------------------------
* This nominee shall become a director upon closing of this offering.
(1)   Member of the executive committee.
(2)   Member of the audit committee and the stock option committee.
(3)   Member of the compensation committee.

Executive Officers and Directors

           KOBI ALEXANDER has been a director since August, 1995. Mr. Alexander, a founder of Comverse Technology, Inc., has served as Chairman of the Board of Directors of Comverse since September 1986, as President and Chief Executive Officer since April 1987 and as a director of Comverse since its formation in October 1984. Mr. Alexander also served as Co-Managing Director of Comverse's wholly-owned Israeli subsidiary, Comverse Network Systems Ltd. from its formation in 1982 until October 1986. From October 1984 to September 1986, Mr. Alexander served as Co-Chairman and Co-Chief Executive Officer of Comverse. Prior to the formation of Comverse Network Systems, in 1980 and 1981, Mr. Alexander served as an independent financial and business consultant to a number of multinational corporations. Between 1978 and 1980, Mr. Alexander worked in the Corporate Finance Department of Shearson Loeb Rhoades. Mr. Alexander received a B.A., magna cum laude, in Economics from the Hebrew University of Jerusalem in 1977, and an M.B.A. in finance from New York University in 1980. He has served as the Chairman of the High-Tech Research and Development Section of the Israeli Association of Industrialists.

           SHAWN K. OSBORNE was named our President and Chief Executive Officer in September 1997 and will be added as a director in January 2000. Mr. Osborne joined our company in January 1997 as Vice President of Sales and Strategic Planning. Mr. Osborne was President and Vice President of Sales and Marketing of CellTel Data, a provider of wireless data systems and transaction services, from October 1994 to January 1997. Prior to joining CellTel, Mr. Osborne held senior level management positions with several high-technology communications companies, including Vice President of Sales of EBS (now ADCNewNet), and Vice President of Sales and Marketing of Cognitronics Corporation. Mr. Osborne received a B.S. in computer science from the State University of New York. He currently serves on the Board of Directors of the Telecommunications Industry Association.

           DAVID KREINBERG was named Chief Financial Officer in December 1999 and will be added as a director in January 2000. He also serves as Vice President of Finance and Chief Financial Officer of Comverse Technology, Inc., a position he has held since May 1999. He previously had served Comverse as Vice President of Finance and Treasurer from April 1996, and Vice President of Financial Planning from April 1994. Mr. Kreinberg is a Certified Public Accountant, and prior to joining Comverse he was a senior manager at Deloitte & Touche LLP. Mr. Kreinberg received a B.S., summa cum laude, in accounting from Yeshiva University and an M.B.A. in finance and international business from Columbia Business School in 1986 and 1990, respectively.

           WILLIAM F. SORIN has served as a director since August 1995. He has served as the Corporate Secretary and a director of Comverse Technology, Inc. since its formation in October 1984. He is an attorney engaged in private practice and is general counsel to Comverse. Mr. Sorin received a B.A. in Economics from Trinity College in 1970 and a J.D., cum laude, from Harvard Law School in 1973.

           PAUL D. BAKER will be added as a director in January 2000. He also serves as Vice President, Corporate and Marketing Communications of Comverse Technology, Inc., a position he has held since joining Comverse in April 1991. Mr. Baker held various positions in sales, marketing, and corporate communications with Robotic Vision Systems, Inc. from 1984 to 1991. Mr. Baker received a B.S. in Management from Babson College in 1980 and an M.B.A. in marketing management from St. John's University in 1984.

           YAACOV KOREN will be added as a director in January 2000. Mr. Koren is the Managing Director of Comverse Investments Ltd., an investment division of Comverse Technology, Inc., a position he has held since July 1994. Additionally, Mr. Koren serves on the board of directors of several other companies, primarily companies in which the Comverse group is invested. Mr. Koren has over 20 years of experience in the investment and financial industries. Prior to joining Comverse, Mr. Koren was the Chief Executive Officer of Batucha Securities and Investments Ltd., one of the largest Israeli brokerage and portfolio management companies. Mr. Koren received his LL.B. from the Tel-Aviv University, Law School in 1982.

           ZVI BAR-ON will become a director effective upon the completion of this offering. Mr. Bar-On is the founder, President and Chief Executive Officer of ComponentControl.Com, a business he founded in May 1998. In 1984 he also founded and managed Aero Support USA Inc., which was merged during 1997 with Kellstrom Industries. From 1981 to 1983, he was employed as a Sales Manager and Marketing Director by Electro Methods Inc., becoming the company's President in 1983. He received an M.B.A. from New York University in 1981 and a B.S. in Mechanical Engineering from Brooklyn Polytechnic in 1976.

           RON HIRAM will become a director effective upon the closing of this offering. Mr. Hiram joined Soros Fund Management L.L.C. in February 1995 and became a Managing Director in January 1997. He also serves as a member of boards of directors of portfolio companies of Soros Fund Management and as a member of management committees of joint venture and investment partners. Prior to joining Soros Fund Management, Mr. Hiram was at Lehman Brothers for 12 years, most recently serving as Managing Director. Mr. Hiram received an M.B.A. from Columbia University in 1981.

           REX A. MCWILLIAMS will become a director of our company effective upon the closing of this offering. Mr. McWilliams is the Chairman of ODI Diagnostics, a position he has held since April 1999. Between 1974 and September 1997, Mr. McWilliams served as our Chairman and CEO. Previously, he was a partner in Technology Management Group. He also was the Co-Founder of National Computer Analysts and served as its President from 1965 through 1970. Between 1957 and 1962, he was involved with computer development with RCA Computer Division. Mr. McWilliams has a B.S. in Mathematics/Physics from Morningside College, which he earned in 1958.

Key Employees

           ALAN P. DAVID was named our Vice President of Quality and Information in October 1999. Prior to joining our company, from December 1995 to October 1999, Mr. David was Director of Operations at Computer Sciences Corporation. From April 1990 to December 1995, he held senior level management positions at Computer Sciences Corporation in the areas of enterprise systems, program management, systems engineering, and software engineering. From January 1985 to April 1990, Mr. David served as a program manager and systems engineer at Sperry (now Unisys Corporation). From 1979 to 1985, Mr. David worked for the Department of Defense in communications engineering and protocol design. Prior to 1979, Mr. David served on active duty in the U.S. Air Force for four years as a systems programmer/analyst.

           STEVEN C. DAVIS was named our Vice President of Research and Development in February 1999. Mr. Davis also serves on the board of The Parlay Group. Mr. Davis joined our company in July 1997, but was previously associated with our company for over 20 years in various contracting relationships beginning in 1979. From February 1988 to July 1997, Mr. Davis served as President and Chief Executive Officer of Finite State. Mr. Davis was a shareholder and officer of Tenis Software, Inc. from 1982 to 1987, and was employed with the Burroughs Corporation as manager for software engineering for Great Valley Laboratories from 1974 to 1979. He has a B.S. in Mathematics from the South Dakota School of Mines and Technology, which he earned in 1971.

           JAMES H. GRIM was named our Vice President of Engineering in October 1999. He joined our Company in June 1998 as Vice President of Operations. From February 1996 to June 1998, Mr. Grim served as Vice President of Programs and as Vice President of Engineering and Engineering Program Manager for InterDigital Communications Corporation. From April 1993 to February 1996, he held engineering management positions at Lockheed Martin Corporation, Astro Space Division. From 1985 to 1993, Mr. Grim held engineering, engineering management, and program management positions with GE Aerospace. Mr. Grim received a B.S. in electrical engineering from Capitol College in 1985 and an M.S. in engineering from Pennsylvania State University in 1990.

           JAMES JOHNSTON was named our Vice President of Operations in October 1999. From March 1999 to October 1999, Mr. Johnston served as our Vice President of Quality and Information. Mr. Johnston joined our company in May 1998 as Manager of Quality Assurance. From May 1997 to April 1998, Mr. Johnston provided consulting services to the Vanguard Investment Group in the areas of operations management, testing, and quality assurance. From January 1994 to April 1997, Mr. Johnston was an operations manager at Computer Sciences Corporation. From 1984 to 1993, he held several positions at Pacer InfoTech, Inc., in program management, operations, system testing, and quality assurance. Mr. Johnston also served nine years in active duty in the U.S. Navy. He received a B.S. in Business Administration from Rider University in 1989.

           LISA ROBERTS has served as our Vice President of Finance since June 1998. Ms. Roberts had held the position of Director of Finance since January 1997 after serving as Controller for the company since 1995. She is a Certified Public Accountant, and prior to joining our company she was a manager at Simonson, Lipshutz & Fogel, PC, a public accounting firm, and an accountant at Tait, Weller & Baker. Ms. Roberts received a B.S. in accounting with high honors from Drexel University in 1988.

           KANNAN SREEDHAR has been our Vice President of Sales and Marketing since February 1999. From January 1994 to February 1999, he served as a Regional Sales Manager at Bell Atlantic Data Solutions Group, and, over his five-year tenure, played a key role in establishing the company as a "top 10" network integrator. From 1984 to December 1993, Mr. Sreedhar spent ten years at Northern Telecom, where he participated in software design and product development, and he advanced to managerial roles in product management, strategic planning, new product introduction and account management. From 1982 to 1984, he was employed at Ericsson Communications in the Public Switching Division. He received an M.S. in computer science from the University of Oklahoma in 1982 and an M.B.A. from Duke University in 1987.

BOARD COMPOSITION

           Our by-laws currently authorize our board of directors to have not less than three and not more than fifteen members. Our board of directors currently has two members and upon completion of this offering will have nine members. Members of the board of directors are elected each year at the annual meeting of shareholders to serve until the following annual meeting of shareholders or until their successors have been elected and qualified. Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

           Prior to or upon completion of this offering, our board of directors will create an executive committee, a compensation committee, an audit committee and a stock option committee.

           We expect that our executive committee will consist of Messrs. Alexander, Osborne, Kreinberg and Sorin. The executive committee will have all the authority of the board, except with respect to items requiring shareholder approval or submission and except as otherwise required by law.

           We expect that our compensation committee will consist of Messrs. Alexander, Sorin and Hiram. The compensation committee will make recommendations to the board of directors regarding the various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees.

           We expect that our audit committee will consist of Messrs. Bar-On, Hiram and McWilliams. The audit committee will make recommendations to the board of directors regarding the selection of independent public accountants, review the results and scope of the audit and other services provided by our independent public accountants and review and evaluate our control functions.

           We expect that our stock option committee will consist of Messrs. Bar-On, Hiram and McWilliams. The stock option committee will administer the issuance of stock options under our 1998 Stock Incentive Compensation Plan.

DIRECTOR COMPENSATION

           Our directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board. Our directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. Each of Messrs. Bar-On, Hiram and McWilliams will receive options to purchase ____ shares of common stock under our 1998 Stock Incentive Compensation Plan upon completion of this offering, with an exercise price equal to the initial public offering price. Each such director will also receive on an annual basis options to purchase ______ shares of common stock under our 1998 Stock Incentive Compensation Plan with an exercise price equal to the fair market value on the date of grant. These options will vest based on the number of board meetings attended over the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

           The following table sets forth information for the fiscal year ended January 31, 2000 concerning the compensation we paid to our executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL COMPENSATION
                                                                 -------------------------------------------
                                                                  FISCAL                                               OTHER ANNUAL
                NAME AND PRINCIPAL POSITION                        YEAR             SALARY            BONUS            COMPENSATION
                ---------------------------                        ----             ------            -----            ------------
Shawn K. Osborne,
President and Chief Executive Officer....................          1999


           Mr. Kreinberg does not receive any compensation from us. Mr. Kreinberg receives his compensation from Comverse. Mr. Kreinberg's services are provided to us under our services agreement with Comverse. See "Related Party Transactions - Services Agreement."


STOCK OPTION INFORMATION

           No options were granted by Ulticom to our executive officers during the fiscal year ended January 31, 2000.



                             YEAR-END OPTION VALUES

           No options granted by Ulticom were exercised by the executive officers during the fiscal year ended January 31, 2000. The following table provides certain information concerning options granted by Ulticom as of January 31, 2000, with respect to each of the executive officers.

                                               NUMBER OF SECURITIES                             VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED                            IN-THE-MONEY OPTIONS
                                          OPTIONS AT JANUARY 31, 2000(1)                       AT JANUARY 31, 2000(2)
                                          ------------------------------                       ----------------------
                                       EXERCISABLE             UNEXERCISABLE            EXERCISABLE             UNEXERCISABLE
                                       -----------             -------------            -----------             -------------
Shawn K. Osborne.............              --                                               --
David Kreinberg..............              --                       --                      --                       --


-------------

(1) Upon the completion of this offering, the options will vest in four equal annual increments commencing one year after this offering is completed.

(2) Based on an assumed initial public offering price of $__________ per share, minus the exercise price, multiplied by the number of shares underlying the option.

1998 STOCK INCENTIVE COMPENSATION PLAN

           The purpose of this plan is to assist us, our subsidiaries and affiliates in attracting and retaining valued employees by offering them a greater stake in our success and a closer identity with us, and to encourage these employees to own our stock.

           General. The plan provides for the grant of deferred stock, restricted stock, options and stock appreciation rights. We have reserved __________ shares of our common stock for issuance upon exercise of awards under the plan.

           Administration. The plan has been to date, and up to the closing of this offering will be, administered by our board of directors. Following completion of this offering, the plan will be administered by a stock option committee consisting of Messrs. Bar-On, Hiram and McWilliams.

           Eligibility and Extent of Participation. Any officer, director or other key employee of our company, a subsidiary or an affiliate is eligible to participate under the plan. The maximum number of shares of common stock that may be awarded under the plan to any employee may not exceed 250,000 during any calendar year. Transactions under the plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act for all employees subject to Section 16 of that Act. Any provision of the plan or action by the committee that fails to comply with Rule 16b-3 will be deemed null and void to the extent permitted by law and deemed advisable by the committee.

           Deferred Stock. An award of deferred stock is an agreement by the Company to deliver to an employee, a specified number of shares of common stock at the end of a specified deferral period or periods. Before the issuance and delivery of the deferred stock, the awarded employee does not have any rights as a stockholder with respect to any shares of deferred stock credited to his or her account. Dividends declared during the deferral period on shares covered by a deferred stock award will be paid to the awarded employee currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinstated on terms as the committee may determine at the time of the award. The committee may condition the grant of the deferred stock award or the expiration of the deferral period upon the employee's achievement of one or more performance goals. Shares of deferred stock credited to the account of the awarded employee are issued and delivered to the employee at the end of the deferral period under the terms of the deferred stock agreement. The committee may, in its sole discretion, accelerate the delivery of all or any part of a deferred stock award or waive the deferral limitations for all or any part of the deferred stock award.

           Restricted Stock. An award of restricted stock to an employee is a grant by the Company of a specified number of shares of common stock subject to forfeiture upon the happening of specified events. The certificates representing shares of restricted stock are legended as to sale, transfer, assignment, pledge or other encumbrances during the restriction period and are deposited by the employee, together with a stock power endorsed in blank, with the Company, to be held in escrow during the restriction period. Unless the committee determines otherwise, during the restriction period, the awarded employee has the right to receive dividends from and to vote the shares of restricted stock. The committee may condition the grant of an award of restricted stock or the expiration of the restriction period upon the employee's achievement of one or more performance goals. The committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of restricted stock.

           Options. Options give an employee the right to purchase a specified number of shares of common stock, deferred stock or restricted stock (as selected by the committee) from the company for a specified time period at a fixed price. Options granted to employees may be either incentive stock options or options not intended to be incentive stock options, called non-qualified options. The price per share at which common stock may be purchased upon exercise of an option is determined by the committee; however, in the case of grants of incentive stock options, the price per share may not be less than the fair market value of a share of common stock on the date of grant. In case of any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our capital stock, the option price per share will not be less than 110% of the fair market value of a share of common stock on the date of grant. The option price per share for non-qualified options may be less than the fair market value of a share of common stock on the date of grant.

           Option terms may not be greater than 10 years (five years in the case of an incentive stock option granted to a holder of 10% or more of the voting power of our capital stock). We may not grant incentive stock options to employees of our affiliates. Except as provided in an option agreement, the price upon exercise of an option will be paid in full at the time of the exercise in cash, in shares of common stock at fair market value on the date of exercise or a combination of cash and shares. The committee may permit other methods of payment upon the exercise of options, including by delivery of a note by the employee or by restricted stock. The committee or our board of directors may in their discretion extend the period during which an option held by an employee may be exercised to a period, not to exceed 3 years following the termination of an employee's employment or service, as the committee or our board of directors may determine to be appropriate in any particular instance.

           Stock Appreciation Rights. Stock appreciation rights are rights to receive payment in cash, common stock, restricted stock or deferred stock or any combination of these equal to the increase in the fair market value of a specified number of shares of common stock from the date of grant of the rights to the date of exercise. Stock appreciation rights may be granted in tandem with all or a portion of a related option under the plan, or may be granted separately as a freestanding stock appreciation right. A tandem stock appreciation right may be granted either at the time of the grant of the option or at any time thereafter during the term of the option and may be exercisable only to the extent that the related option is exercisable. No stock appreciation right may be exercisable within the first six months of its grant. The base price of a tandem stock appreciation right may only be the option price under the related option. The base price of a freestanding stock appreciation right may not be less than 100% of the fair market value of the common stock, as determined by the committee, on the date of grant.

           Adjustments Upon a Change in Control. Except as otherwise provided by applicable agreement, upon the occurrence of a change in control (other than a hostile change of control), the committee may elect to provide that all outstanding options and stock appreciation rights will immediately vest and become exercisable, each deferral period and restriction period will immediately lapse, or all shares of deferred stock subject to outstanding awards will be issued and delivered to the awarded employee. In the event of a hostile change in control, each of the foregoing actions will occur automatically upon the occurrence of the hostile change in control. At any time before a change in control, the committee may, without the consent of any employee to whom an option was granted:

          o require the entity effecting the change in control or a parent or subsidiary of the entity to assume each outstanding option or substitute an equivalent option therefor, or

          o terminate and cancel all outstanding options upon the change in control and pay the employee to whom an option was granted cash equal to the product of (x) the difference between the fair market value of common stock on the date of the change in control and the exercise price of the option and (y) the number of shares of common stock subject to the option.

           Effective Date, Termination and Amendment. The plan will remain effective until the earlier of 10 years from the date of its adoption, or the date it is terminated by our board of directors. Under the provisions of Section 12 of the plan, our board of directors has the power to amend, suspend or terminate the plan at any time; however the board may not effect any of the following amendments without stockholder approval:

          o increasing the total number of shares available for issuance pursuant to the plan;

          o changing the class of individuals eligible to participate under the plan;

          o modifying the 250,000 share limit under awards during any calendar year for any employee or the categories of performance goals previously disclosed to shareholders;

          o    changing the provisions of Section 12 of the plan; or

          o    any other change for which stockholder approval is required under
               Section 16(b) or any successor provision of the Exchange Act.

2000 EMPLOYEE STOCK PURCHASE PLAN

           We expect to adopt an employee stock purchase plan prior to the completion of this offering. The purpose of this plan is to provide a method whereby our employees and those of our eligible subsidiaries, if any, will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock.

           General. The plan is intended to comply with the provisions of
Section 423 of the Internal Revenue Code. The plan will allow eligible employees who elect to participate in the plan to make purchases of our common stock through payroll deductions at a price of 85% of the fair market value of our common stock on the first day or last day of each offering period, whichever is lower. Participants will be limited by the Code to a maximum of $25,000 deducted from their compensation under the plan during any calendar year.

           Administration. The plan will be administered by our compensation committee, which will be authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the plan, subject to final authority of our board of directors. All determinations of the compensation committee with respect to the plan will be binding. The expenses of administering the plan will be borne by us.

           Shares Available Under the Plan. Under the Plan, we will issue an aggregate of not more than __________ shares of our company's common stock. The maximum number of shares issuable under the plan will be subject to adjustment for any dividend, stock split or other relevant change in our capitalization.

           Eligibility. With certain exceptions, all full-time employees who have been employed by us or an eligible subsidiary, if any, for at least three months, are eligible to participate in the plan. The purchase of shares under the plan will be voluntary, and we cannot determine the number of shares to be purchased under the plan.

           Operation of the Stock Purchase Plan. Our common stock will be purchased under the plan through semi-annual offering periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. Offering periods will begin on March 1 and September 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be March 1 or September 1, the length of the first offering period may be more or less than six months.

           During each offering period, the maximum number of shares which may be purchased by a participant will be determined on the first day of the offering period under a formula whereby 85% of the market value of a share of our common stock on the first day of the offering period will be divided into an amount equal to 6% of that participant's annualized base pay (as defined in the plan). A participant may elect to have up to 10% of his or her base pay withheld from his or her pay for this purpose. The price at which the participant may purchase shares will be the lower of (i) 85% of the last sale price of our common stock on the Nasdaq National Market on the first day of the offering period or (ii) 85% of such price on the last day of the offering period.

           Amendment. Our board of directors may at any time, and from time to time, modify, terminate or amend the plan in any respect without obtaining shareholder approval, except where the approval of our shareholders is required under (i) Section 423 of the Code, (ii) Rule 16b-3 of the Exchange Act or any successor provisions or (iii) under any applicable listing requirement of Nasdaq.

           The termination, modification or amendment of this plan shall not, without the consent of a participant, affect his or her rights under a purchase option previously selected by the participant. With the consent of the participant affected, our board of directors may amend outstanding purchase options in a manner not inconsistent with the terms of the plan. Our board of directors shall also have the right to amend or modify the terms and provisions of the plan and of any purchase options previously granted under the plan to the extent necessary to ensure the continued qualification of the plan under Section 423 of the Code and Rule 16b-3. The plan also contains provisions relating to the disposition of purchase options in the event of certain mergers or other significant transactions in which we may be involved.

                           RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH COMVERSE

           We are a subsidiary of Comverse. Set forth below is a brief description of the existing relationships and agreements between us and Comverse.

Services Agreement

           We have a services agreement with Comverse. Under this agreement, Comverse provides us with the following services:

          o consulting services with respect to financial planning and reporting;
          o    routine legal services;
          o    administration of employee benefit plans;
          o maintaining in effect a policy of directors' and officers' liability insurance covering our directors and officers; and
          o    consulting services with respect to our public relations.

           We pay Comverse a quarterly fee of $150,000 for the services provided by Comverse during each fiscal quarter. In addition, we agreed to reimburse Comverse for any out-of-pocket expenses incurred by Comverse in providing the services. The term of this agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either Comverse or us. Since 1996, Comverse has been providing these services to us for a quarterly fee of $150,000.

Federal Income Tax Sharing Agreement

           We have a tax sharing agreement with Comverse. Comverse is the parent company of a group of companies which includes us and files consolidated federal income tax returns. Until this offering is completed we will be included in the Comverse consolidated group for federal income tax purposes. After this offering we will no longer be included in this group and we will file our own federal income tax returns. Under the terms of the tax sharing agreement, during years in which Comverse files a consolidated federal income tax return which includes us, we pay Comverse an amount equal to our separate tax liability computed by Comverse in its reasonable discretion. Our separate tax liability will be that amount of federal income tax that we would owe if we filed a tax return independent of the Comverse group. If the calculation of our separate tax liability for any year results in a net operating loss, we are not entitled to receive any payments from Comverse with respect to such net operating loss in such year or as a result of carrying such net operating loss back to any prior year or forward to any future year. The tax sharing agreement continues in effect until sixty days after the expiration of the applicable statute of limitations with respect to the final year of the Comverse group which includes us.

Patent License Agreement

           Our affiliate, CPH, granted Lucent GRL a non-exclusive license to those patents now owned by CPH or which CPH has a right to license and to those patents granted to CPH or which CPH obtains the right to license during the term of that arrangement. In return, CPH was granted a non-exclusive license to certain patents now owned by Lucent GRL or which Lucent GRL has right to license and to those patents granted to Lucent GRL or which Lucent GRL obtains the right to license during the term of that arrangement. Under that arrangement, CPH has the right to grant a sublicense to us. In connection with that arrangement, effective December 30, 1999, we entered into a patent license agreement with CPH pursuant to which we have granted a non-exclusive royalty-free license to CPH with the right to sublicense to Lucent GRL our patents and those patents granted to us or which we obtain the right to license during the term of the agreement. In return, CPH granted to us a non-exclusive royalty-free sublicense to all patents that are licensed by Lucent GRL to CPH.

License Agreement

           We have a license agreement with CNS. Under this agreement, we granted CNS an irrevocable, perpetual, royalty-free, non-exclusive license to use certain elements of the Signalware software for incorporation into CNS' products. The license also covers all modifications and enhancements made by us to these software products, including their source codes and object codes, documentation and all intellectual property associated with those products. Specifically, the license granted to CNS includes the following rights:

          o the right to install and use our software products at any of CNS' sites and locations;
          o the right to install and use our software products on or in connection with any CNS' product;
          o the right to use and execute the software products on any platform;
          o the right to create, add to, enhance or modify our software products; and
          o the right to sublicense and/or otherwise provide our software products to others provided that our products cannot be licensed as an application programming interface.

           CNS may not use or sublicense to others any of our software products except on or as an element of a CNS product. Any additions, enhancements or other modifications made by CNS to our software products shall be the property of CNS.

           The term of this agreement is ten years, commencing on February 1, 1999. Thereafter, the agreement will automatically renew for one-year periods unless terminated by either CNS or us. The license granted by us under the agreement, and any sublicenses granted by CNS, survive termination or expiration of the agreement.

Development and Production Agreement

           We intend to enter into a development and production agreement with CNS. Under this agreement, we will agree to design and develop for CNS an SS7 signaling link module board. CNS will agree to purchase from us minimum quantities of this and other types of boards. CNS may also purchase from us additional boards over the minimum quantities at its sole discretion. If requested by CNS, for an additional fee we will furnish repair and/or replacement services to CNS for boards purchased under this agreement.

Registration Rights Agreement

           We have entered into a registration rights agreement with Comverse. Pursuant to this agreement, Comverse may require us on one occasion to register our common stock for sale on Form S-1 under the Securities Act if we are not eligible to use Form S-3 under that Act. After we become eligible to use Form S-3, Comverse may require us on unlimited occasions to register our common stock for sale on this form. In addition, we are required to file a registration statement on this form to register for sale shares of our common stock that are (or have been) acquired by directors, officers and employees of Comverse upon the exercise of options granted to them by Comverse. Comverse will also have an unlimited number of "piggyback" registration rights. This means that any time we register our common stock for sale, Comverse may require us to include shares of our common stock held by it or its directors, officers and employees in that offering and sale. Comverse will not be allowed to exercise any registration rights during the 180-day lock-up period.

           We have agreed to pay all expenses that result from registration of our common stock under the registration rights agreement (other than underwriting commissions for such shares and taxes). We have also agreed to indemnify Comverse, its directors, officers and employees against liabilities that may result from their sale of our common stock, including Securities Act liabilities.

Business Opportunities Agreement

           We have a business opportunities agreement with Comverse which addresses potential conflicts of interest between Comverse and us. This agreement allocates between Comverse and us opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. We are precluded from pursuing an opportunity offered to any person who is a director of our company but not an officer or employee of our company and who is also an officer or employee of Comverse, unless Comverse fails to pursue such opportunity diligently. Comverse is precluded from pursuing an opportunity offered to any person who is a director of Comverse but not an officer or employee of Comverse and who is also an officer or employee of our company, unless we fail to pursue such opportunity diligently. We are also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless Comverse fails to pursue such opportunity diligently. Accordingly, we may be precluded from pursuing transactions or opportunities that we would otherwise be able to pursue if we were not affiliated with Comverse. We have agreed to indemnify Comverse and its directors and officers against any liabilities arising out of any claim that any provision of the agreement or the failure to offer any business opportunity to us violates or breaches any duty that may be owed to us by Comverse or any of its directors or officers.

Intercompany Loan

           In January 2000, we borrowed $3.8 million under a term loan from a bank and we used the proceeds to pay our outstanding indebtedness owed to Comverse. The bank loan is secured by a deposit of Comverse at the bank. During Fiscal 1997, Fiscal 1998 and the nine months ended October 31, 1999, we were charged with interest on our indebtedness to Comverse in an amount equal to approximately $532,000, $419,000 and $239,000, respectively.

Guarantee of the Lease for Our Dallas Facility

           Comverse has guaranteed the payment of rent and the performance of all other obligations under the lease for our facility in Dallas, Texas. This lease will expire in August 2000.

                             PRINCIPAL SHAREHOLDERS

           The following table contains information as of January 31, 2000 with respect to the beneficial ownership of our common stock and the beneficial ownership of Comverse common stock by:

          o each person who we know beneficially owns more than 5% of our common stock;

          o each of our directors and each individual who serve as our named executive officers individually; and

          o    all of our directors and executive officers as a group.

           Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock. Share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of January 31, 2000. Each of our directors and executive officers who is also a director or officer of Comverse disclaims ownership of the shares of our common stock owned by Comverse.

                                                               SHARES OF ULTICOM COMMON STOCK        SHARES OF COMVERSE COMMON
                                                                     BENEFICIALLY OWNED               STOCK BENEFICIALLY OWNED
                                                               ------------------------------        -------------------------
                                                                                  PERCENT
                                                                           --------------------
                                                                            BEFORE       AFTER
                                                              NUMBER       OFFERING     OFFERING       NUMBER         PERCENT
                                                              ------       --------     --------       ------         -------
PRINCIPAL SHAREHOLDERS:
Comverse Technology, Inc.(1) .......................

DIRECTORS AND EXECUTIVE OFFICERS:
Kobi Alexander......................................
Shawn Osborne(2)....................................
David Kreinberg(3)..................................
William F. Sorin(3) (4).............................
Paul D. Baker(3)....................................
Yaacov Koren(3).....................................
Zvi Bar-On..........................................
Ron Hiram...........................................
Rex McWilliams......................................                                                                     *

All executive officers and directors as
  a group (nine persons)(5).........................


--------
(1) Includes __ shares of our common stock owned by Messrs. Alexander and Kreinberg which Comverse has the right to vote. Also includes __ shares of our common stock subject to options that were granted to certain directors and employees of Comverse, including options for ___ shares which are currently exercisable.

(2) Excludes ___ shares of our common stock subject to options issued by us that are not exercisable within 60 days.

(3) Excludes ______, ____, ______ and _____ shares, respectively, of our common stock subject to options issued by Comverse that are not exercisable within 60 days.

(4)  Represents options to purchase from Comverse shares of our common stock.

(5)  Includes options to purchase from Comverse ___ shares of our common stock.

                            DESCRIPTION OF SECURITIES

           Set forth below is a summary of the material provisions of our capital stock. This summary does not purport to be complete. For a more detailed description, see our amended and restated certificate of incorporation and by-laws, copies of which we have filed as exhibits to the registration statement.

           We are a New Jersey corporation, subject to the provisions of the New Jersey Business Corporation Act. Our authorized capital stock consists of 110,000,000 shares, with no par value, divided into 100,000,000 shares of common stock and 10,000,000 shares of undesignated stock. After giving effect to the issuance of the ___ shares of common stock offered by this prospectus, we will have ___ shares of common stock outstanding. Upon the closing of the offering, we will not have designated any of the undesignated stock and none will be outstanding.

COMMON STOCK

           General. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future. All outstanding shares of common stock are, and the shares we are offering by this prospectus will be, when issued and paid for, fully paid and nonassessable. Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

           Voting Rights. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holder or holders of a majority of the shares of common stock (in our case, Comverse) may elect all of the directors standing for election.

           Dividends. Holders of common stock are entitled to receive ratably such dividends, if any, as the board of directors may declare on the common stock out of funds legally available for that purpose.

           Liquidation. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after the payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of preferred stock that our board of directors may choose to designate.

UNDESIGNATED STOCK

           Our board of directors is expressly authorized in our certificate of incorporation, without further shareholder approval, to amend our certificate of incorporation to divide the 10,000,000 shares of undesignated stock into one or more classes of common or preferred stock. The board can further divide any of those or any hereafter created classes of undesignated stock into series and to determine their designations, numbers, relative, rights, preferences and limitations, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including retirement or sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series. The relative rights, preferences and limitations of each class or series of common or preferred stock may differ from those of any and all other classes or series of common or preferred stock, as the case may be. Our board of directors is expressly authorized in our certificate of incorporation, without further shareholder approval, to amend our certificate of incorporation to change the designations, numbers, relative rights, preferences and limitations of any authorized but unissued shares of undesignated stock.

           Our ability to designate and issue additional shares of undesignated stock in this manner, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely effect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from seeking to acquire, control of our company. The potential for issuance of shares of undesignated stock may have an adverse impact on the market price of the common stock outstanding after the offering. We have no present plans to issue any shares of common or preferred stock from the shares of undesignated stock.

OPTIONS

           Options to purchase a total of _________ shares of common stock may be granted under the 1998 Stock Incentive Compensation Plan. As of _________, 2000, there were outstanding options to purchase a total of __________ shares of common stock at a weighted average exercise price of $____ per share. In addition, we plan to issue options to purchase ________ shares of common stock under such plan upon completion of this offering at an exercise price equal to the initial public offering price. Following completion of this offering, all options will vest in four equal annual increments from the date that this offering is completed.

CERTAIN PROVISIONS OF NEW JERSEY LAW

           The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board of directors may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers; (b) the effects on the community in which the corporation operates; and (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the board of directors determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the board of directors' rejection of, and may facilitate the rejection of, an offer to acquire the Company.

           We are also subject to the New Jersey Shareholders Protection Act (the "Protection Act") which prohibits certain New Jersey corporations, such as our company, from engaging in a business combination (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any "interested shareholder" (which is defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by the board of directors prior to the date the shareholder became an interested shareholder. In addition, the Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the board of directors prior to the date that such shareholder became an interested shareholder, (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria. The Protection Act does not apply to certain business combinations, including those with persons who acquired 10% or more of the voting power of the corporation prior to the time the corporation was required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, or prior to the time the corporation's securities began to trade on a national securities exchange. Accordingly, the Protection Act does not apply to Comverse.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

           Our certificate of incorporation provides that our directors and officers will not be personally liable to us or our shareholders for damages for the breach of any duty owed to us or our shareholders except to the extent that this exception is not permitted by the New Jersey Business Corporation Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The New Jersey Business Corporation Act provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

           Our certificate of incorporation provides that every person who:

          o is or was our director, officer, employee or agent or of any constituent corporation absorbed by us in a consolidation or merger, or the legal representative of any such director, officer, employee or agent, or

          o is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. Our certificate also provides that, during the pendency of any such proceeding, we will advance to the fullest extent permitted by law expenses incurred from time to time by an indemnified person in connection with the proceeding, subject to our receipt of an undertaking as required by law. We intend to enter into an indemnity agreement with each of our directors and officers pursuant to which we will agree to provide indemnification and expense reimbursement as outlined above.

           Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, as our officer, director or employee, regardless of whether the New Jersey Business Corporation Act would permit indemnification. Pursuant to our services agreement, Comverse has obtained directors' and officers' liability insurance which also provides coverage for our officers and directors.

LISTING

           We intend to apply to have our Common Stock quoted on the Nasdaq National Market under the symbol "ULCM."

TRANSFER AGENT AND REGISTRAR

           The transfer agent and registrar for our common stock will be American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005 and its telephone number at this location is (212) 936-5100.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                          FOR NON-UNITED STATES HOLDERS

           The following is a general discussion of some of the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders.

           A "Non-U.S. Holder" is generally an individual, corporation, estate or trust other than:

          o an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

          o a corporation created or organized in the United States or under the laws of the United States or of any subdivision thereof;

          o an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of source; and

          o a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

           The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The following summary is for general information and applies only to Non-U.S. Holders that hold our common stock as a capital asset. In addition, this discussion does not apply to persons holding our shares through a partnership or other pass-through entity. If you are a Non-U.S. Holder, you should consult a tax advisor on the U.S. federal tax consequences of holding and disposing of our common stock with respect to your particular circumstances, for example, if you are a former citizen or resident of the United States, as well as any tax consequences under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

DIVIDENDS

           Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty.

           Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the withholding agent. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.

           Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after December 31, 2000 a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

           A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

           A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

          o the gain is effectively connected with a U.S. trade or business, in which case the branch profits tax may also apply to a corporate Non-U.S. Holder;

          o the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

          o the Non-U.S. Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or

          o we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

           The tax relating to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

           Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

           Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on specific payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status under applicable Treasury regulations may be subject to information reporting backup withholding at a rate of 31% on payments of dividends.

           With respect to the payment of proceeds upon the disposition of common stock, under current law, Non-U.S. Holder's are not subject to backup withholding and will generally not be subject to information reporting but may be required to comply with certification or identification requirements to prove their exemption.

           Non-U.S. Holders should consult their own tax advisors on the application of information withholding and backup withholding to them in their particular circumstances (including, upon their disposition of common stock).

           Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

                         SHARES ELIGIBLE FOR FUTURE SALE

           Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

           Upon completion of this offering, we will have outstanding an aggregate of ___ shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, (i) all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Acts, and
(ii) all of the shares outstanding prior to this offering will be "restricted securities" (as defined in Rule 144 under the Securities Act) which may only be sold in the public market if registered under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act or an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below. The restricted securities will be available for sale in the public market, subject to the volume limitations and other conditions of Rule 144, immediately upon the expiration of the 180-day lock-up period.

           The following table indicates approximately when the _____ shares of common stock that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market.

           ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET

           90 days after the date of this prospectus.................... ______
           180 days after the date of this prospectus................... ______

LOCK-UP AGREEMENTS

           All of our officers and directors and Comverse have signed lock-up agreements under which they agreed not to transfer, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers Inc.

RULE 144

           In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

          o 1% of the number of shares of common stock then outstanding, which will equal approximately ___________________shares immediately after this offering; or

          o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

           Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 701

           In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

           The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

SHARE OPTIONS

           We intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our 1998 Stock Incentive Compensation Plan. The registration statement on Form S-8 will become effective automatically upon filing. As of _______, options to purchase _________ shares of common stock were issued and outstanding, of which options to purchase ________ shares will vest one year after this offering is completed. In addition, we plan to issue options to purchase ________ shares of common stock under such plan upon completion of this offering, of which options to purchase ________ shares will vest one year after this offering is completed.

REGISTRATION RIGHTS

           We have entered into a registration rights agreement with Comverse. See "Related Party Transactions - Relationship with Comverse - Registration Rights Agreement." We do not have any other contractual obligations to register our common stock.

                                  UNDERWRITING

           Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to the prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Hambrecht & Quist LLC, U.S. Bancorp Piper Jaffray Inc., and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

UNDERWRITERS                                                    NUMBER OF SHARES
------------                                                    ----------------
Lehman Brothers Inc...........................................
Hambrecht & Quist LLC.........................................
U.S. Bancorp Piper Jaffray Inc................................
Fidelity Capital Markets,
   a division of National Financial Services Corporation......
________......................................................
________......................................................
________......................................................
________......................................................
________......................................................
                                                                ----------------
   Total......................................................
                                                                ================

           The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

          o the representations and warranties made by us to the underwriters are true;

          o    there is no material change in the financial markets; and

          o    we deliver customary closing documents to the underwriters.

           The representatives had advised us that the underwriters propose to offer the shares of common stock directly to the public at the public price set forth on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $____ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $____ per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

           The following table summarizes the underwriting discounts and commissions we will pay. The underwriting discounts and commissions are equal to the public offer price per share less the amount paid to us per share. The underwriting discounts and commissions are equal to ___% of the public offering price.

                                                                                                           TOTAL
                                                                                        -------------------------------------------
                                                                                             WITHOUT                   WITH
                                                                     PER SHARE            OVER-ALLOTMENT          OVER-ALLOTMENT
-------------------------------------------------------------     -----------------     -------------------     -------------------
Underwriting discounts and commissions to be paid by us..         $                     $                       $
-------------------------------------------------------------


           We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $____ million.

           We have granted to the underwriters an option to purchase up to an aggregate of ____ additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option to sell the shares of common stock to the underwriters.

           We have agreed that, without the prior written consent of Lehman Brothers, Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of this prospectus. Comverse and all of our officers, directors and existing shareholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of this prospectus, except that Comverse may sell shares of our capital stock to a purchaser or purchasers of the shares who agree to be bound by the same restrictions that bind Comverse. Without the prior written consent of Lehman Brothers Inc., individuals participating in the directed share program described below will be prohibited from disposing of shares of common stock for a period of 90 days after the date of this prospectus.

           Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives considered:

          o    prevailing market conditions;

          o    our historical performance;

          o    our capital structure;

          o    estimates of our business potential and earning prospects;

          o    an overall assessment of our management; and

          o the consideration of the above factors in relation to market valuation of companies in related businesses.

           Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution of information through the Internet/intranet and other proprietary electronic technology.

           Fidelity utilizes proprietary Internet, intranet and pager communications technology to inform its investors of the commencement of an offering and the availability of the preliminary prospectus. It places deal-specific information on its Rule 134-compliant "New Issue Equity Calendar" Web page contained within the Fidelity.com Web site. This information is presented in template format and directs interested and eligible Fidelity customers either to contact a dedicated Fidelity representative or to go (via hyperlink) to the Fidelity Electronic Notification Services section of the Fidelity.com Web site to download an electronic version of the preliminary prospectus.

           Fidelity facilitates electronic delivery of preliminary prospectuses by using a Web-based delivery platform. This Web platform is made available to all Fidelity brokerage customers. These customers may sign-on to this Web site by using the same "sign-on" password that allows them to access account, portfolio and other types of client-specific information. The preliminary prospectuses are made available for online viewing and downloading in the Adobe Portable Document Format. In order to access the prospectuses, the customer is presented with disclosure about the general risks relating to initial public offerings and relevant regulatory requirements such as consent to electronic delivery. The prospectus download/viewing screen is made available upon customer acknowledgement of the information presented. Fidelity's internal systems maintain a record of each downloading and viewing of a prospectus, in similar fashion to the records that are maintained for traditional telephone and mail-based events.

           Eligible Fidelity investors are able to submit conditional "offers-to-buy" using only dedicated telephone representatives. Customers cannot place conditional offers online. Each investor that submits a conditional offer-to-buy will receive a copy of the preliminary prospectus in electronic or paper form. All eligible Fidelity customers who have placed conditional offers-to-buy must confirm their original conditional offers-to-buy with a dedicated fidelity representative on the expected pricing date.

           We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

           Until the distribution of the common stock is completed, rules of the Securities and Exchange commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

           The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares of common stock than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in this prospectus.

           The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

           In general, purchasers of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

           Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in such transactions or that any such transaction, once commenced, will not be discontinued without notice.

           Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

           At our request, Lehman Brothers Inc. has reserved up to __ shares of the common stock, or ___% of the common stock offered by this prospectus, for sale pursuant to a directed share program to officers, directors and employees (and their family members) of Comverse and its affiliates (including us) and friends of management of Comverse and us. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

           The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

           Lehman Brothers Inc. has served as underwriter and manager for five security offerings for Comverse in the past and has received customary compensation for these services.

                                  LEGAL MATTERS

           The validity of the shares of common stock being offered hereby and certain other legal matters in connection with this offering with respect to New Jersey law will be passed upon for the Company by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey. Certain legal matters in connection with this offering with respect to New York laws and the federal laws of the United States will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Chadbourne & Parke LLP, New York, New York.

                                     EXPERTS

           The financial statements as of January 31, 1998 and 1999, and for the years ended December 31, 1996 and 1997, the one month ended January 31, 1998, and the year ended January 31, 1999, included in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

                              AVAILABLE INFORMATION

           We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the Registration Statement. We refer you to the Registration Statement for further information with respect to us and the shares of common stock to be sold in the offering. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to the exhibit.

           You may read and copy all or any portion of the Registration Statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

           As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance the Exchange Act, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, any of these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             REPORTS TO SHAREHOLDERS

           We intend to furnish our shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                  ULTICOM, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                       PAGE
                                                                                                                       ----


Independent Auditors' Report ...............................................................................            F-2

Balance Sheets as of January 31, 1998 and 1999 and October 31, 1999 (unaudited).............................            F-3

Statements of Operations for the years ended December 31, 1996 and 1997, the one month ended January 31, 1998,
the year ended January 31, 1999 and for the nine months ended October 31, 1998 and 1999 (unaudited).........            F-4

Statements of Stockholders' Equity (Deficit) for the years ended December 31,
1996 and 1997, the one month ended January 31, 1998, the year ended January 31,
1999 and for the nine months ended October 31, 1999 (unaudited) ............................................            F-5

Statements of Cash Flows for the years ended December 31, 1996 and 1997, the one month ended January 31, 1998,
the year ended January 31, 1999 and for the nine months ended October 31, 1998 and 1999 (unaudited).........            F-6

Notes to the Financial Statements...........................................................................            F-7


                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Ulticom, Inc.
Mt. Laurel, New Jersey

We have audited the accompanying balance sheets of Ulticom, Inc. (the "Company") as of January 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1996 and 1997, the one-month ended January 31, 1998 and the year ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, the one-month ended January 31, 1998 and the year ended January 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
January 18 , 2000

                                  ULTICOM, INC
                                 BALANCE SHEETS
                        (In thousands, except share data)

                                                                                      JANUARY 31,      JANUARY 31,      OCTOBER 31,
                                                                                         1998              1999            1999
                                                                                         ----              ----            ----
                                         ASSETS                                                                         (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents ..........................................................  $   584            $ 2,544          $ 2,575
Accounts receivable, net of allowance for doubtful accounts of
    $250, $205 and $174 ............................................................  $ 1,385              1,525            2,890
Due from related parties ...........................................................    1,780              1,662            1,181
Inventories ........................................................................      964                873            1,700
Prepaid expenses and other current assets ..........................................      129                 73              173
Deferred tax asset .................................................................      365                167              342
                                                                                      -------            -------          -------
Total current assets ...............................................................    5,207              6,844            8,861
                                                                                      -------            -------          -------

Property and equipment, net ........................................................    1,140              1,739            3,297

Other assets .......................................................................      531                300            1,272

TOTAL ASSETS .......................................................................  $ 6,878            $ 8,883          $13,430
                                                                                      =======            =======          =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses ..............................................  $ 1,819            $ 2,154          $ 3,267
Deferred revenue ...................................................................    2,356              2,619            4,284
Due to related parties .............................................................    4,545              4,307            1,221
                                                                                      -------            -------          -------
Total current liabilities ..........................................................    8,720              9,080            8,772
                                                                                      -------            -------          -------

LONG-TERM LIABILITIES:
Due to related parties .............................................................     --                 --              3,800
Deferred tax liability .............................................................      179                257              290
                                                                                      -------            -------          -------
Total long-term liabilities ........................................................      179                257            4,090
                                                                                      -------            -------          -------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Undesignated stock, no par value, 10,000,000 shares authorized, no shares issued and
outstanding ........................................................................     --                 --               --
Common stock, no par value, 100,000,000 authorized,
10,000,000 issued and outstanding ..................................................     --                 --               --
Additional paid-in capital .........................................................       10                 10               10
Retained earnings (deficit) ........................................................   (2,031)              (464)             558
                                                                                      -------            -------          -------
Total stockholders' equity (deficit) ...............................................   (2,021)              (454)             568
                                                                                      -------            -------          -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ...............................  $ 6,878            $ 8,883          $13,430
                                                                                      =======            =======          =======

                        See Notes to financial statements

                                  ULTICOM, INC.
                            STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                          YEAR
                                              YEAR ENDED          ONE MONTH ENDED         ENDED             NINE MONTHS ENDED
                                             DECEMBER 31,           JANUARY 31,         JANUARY 31,   OCTOBER 31,        OCTOBER 31,
                                         1996            1997          1998                1999          1998                1999
                                         ----            ----          ----                ----          ----                ----
                                                                                                               (UNAUDITED)
Sales .............................   $  6,450        $ 14,559     $    212             $ 18,629       $ 13,536           $ 18,224

Cost of sales .....................      2,853           4,495          294                6,131          4,504              6,311
                                      --------        --------     --------             --------       --------           --------

Gross Profit ......................      3,597          10,064          (82)              12,498          9,032             11,913
                                      --------        --------     --------             --------       --------           --------

Operating Expenses:
Research and development ..........      1,905           2,398          205                4,706          3,451              4,263
Selling, general and administrative      3,875           3,891          348                4,948          3,502              5,821
                                      --------        --------     --------             --------       --------           --------

Income (loss) from operations .....     (2,183)          3,775         (635)               2,844          2,079              1,829

Interest income (expense), net ....       (342)           (507)         (45)                (350)          (293)              (179)
                                      --------        --------     --------             --------       --------           --------

Income (loss) before income taxes .     (2,525)          3,268         (680)               2,494          1,786              1,650

Income tax provision (benefit) ....       (948)          1,213         (249)                 927            666                628
                                      --------        --------     --------             --------       --------           --------

Net income (loss) .................   $ (1,577)       $  2,055     $   (431)            $  1,567       $  1,120           $  1,022
                                      ========        ========     ========             ========       ========           ========



Earnings (loss) per share:
Basic .............................   $  (0.16)       $   0.21     $  (0.04)            $   0.16       $   0.11           $   0.10
                                      ========        ========     ========             ========       ========           ========

Diluted ...........................   $  (0.16)       $   0.21     $  (0.04)            $   0.16       $   0.11           $   0.10
                                      ========        ========     ========             ========       ========           ========


                        See Notes to financial statements

                                  ULTICOM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (In thousands)

                                                   COMMON STOCK                ADDITIONAL    RETAINED
                                              NUMBER OF                         PAID-IN      EARNINGS
                                                SHARES     PAR VALUE            CAPITAL      (DEFICIT)            TOTAL
                                                ------     ---------            -------      ---------            -----
BALANCE, January 1, 1996 ............           10,000     $  --             $    10          $  (869)          $  (859)

Net loss ............................                                                          (1,577)           (1,577)
Dividend to Parent ..................                                                            (953)             (953)

                                                ------     ---------            -------      ---------            -----
BALANCE, December 31, 1996 ..........           10,000        --                  10           (3,399)           (3,389)

Net income ..........................                                                           2,055             2,055

                                                ------     ---------            -------      ---------            -----
BALANCE, December 31, 1997 ..........           10,000        --                  10           (1,344)           (1,334)

Net loss ............................                                                            (431)             (431)
Dividend to Parent ..................                                                            (256)             (256)

                                                ------     ---------            -------      ---------            -----
BALANCE, January 31, 1998 ...........           10,000        --                  10           (2,031)           (2,021)

Net income ..........................                                                            1,567            1,567

                                                ------     ---------            -------      ---------            -----
BALANCE, January 31, 1999 ...........           10,000        --                  10             (464)             (454)

Net income (unaudited) ..............                                                           1,022             1,022

                                                ------     ---------            -------      ---------            -----
BALANCE, October 31, 1999 (unaudited)           10,000     $  --             $    10          $   558           $   568
                                                ======     =========            =======      =========            =====

                        See Notes to financial statements

                                  ULTICOM, INC.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                     YEAR ENDED     ONE MONTH ENDED  YEAR ENDED   NINE MONTHS ENDED
                                                                    DECEMBER 31,      JANUARY 31,    JANUARY 31,     OCTOBER 31,
                                                                  1996        1997        1998          1999       1998      1999
                                                                  ----        ----        ----          ----       ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES:                                                                               (UNAUDITED)
Net income (loss) ...........................................   $(1,577)     $ 2,055   $  (431)      $ 1,567    $ 1,120    $ 1,022

Adjustments to reconcile net income (loss) to net cash
provided by (used in)
operating activities:
   Depreciation and amortization ............................       643          529        42         1,408        995        912
   Deferred income taxes ....................................         5          136         8           276        143       (142)
Changes in assets and liabilities:
   Accounts receivable ......................................       418          (95)      319          (140)       (44)    (1,365)
   Due from related parties .................................      (726)      (1,025)      (30)          118         48        481
   Inventories ..............................................      --           (873)      (91)           91        128       (827)
   Prepaid expenses and other current assets ................       957          467       (30)           56         33       (100)
   Other assets .............................................       544           (3)       29           (14)       (14)      (533)
   Accounts payable and accrued expenses ....................        60          680       (88)          335        155      1,113
   Deferred revenue .........................................       203        1,785       119           263       (501)     1,665
                                                                --------     -------      -----      -------    -------    -------
   Net cash provided by (used in) operating activities ......       527        3,656      (153)        3,960      2,063      2,226
                                                                --------     -------      -----      -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment .......................      (173)        (883)      (72)       (1,254)      (802)    (2,363)
   Capitalization of software development costs .............      (100)        --        --            (508)      (361)      (546)
                                                                --------     -------      -----      -------    -------    -------
   Net cash provided by (used in) investing activities ......      (273)        (883)      (72)       (1,762)    (1,163)    (2,909)
                                                                --------     -------      -----      -------    -------    -------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividend to parent .......................................      (953)        --        (256)         --         --         --
   Due to related parties ...................................       808       (2,058)       35          (238)       541        714
                                                                --------     -------      -----      -------    -------    -------
   Net cash provided by (used in) financing activities ......      (145)      (2,058)     (221)         (238)       541        714
                                                                --------     -------      -----      -------    -------    -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........       109          715      (446)        1,960      1,441         31
                                                                --------     -------      -----      -------    -------    -------

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..............       206          315     1,030           584        584      2,544
                                                                --------     -------      -----      -------    -------    -------

CASH AND CASH EQUIVALENTS, END OF PERIOD ....................   $   315      $ 1,030   $   584       $ 2,544    $ 2,025    $ 2,575
                                                                =======      =======   =======       =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid for interest: ..................................   $  --        $  --     $  --         $  --      $  --      $  --
                                                                =======      =======   =======       =======    =======    =======
   Cash paid for taxes ......................................   $   112      $  --     $  --         $  --      $  --      $    59
                                                                =======      =======   =======       =======    =======    =======

                        See Notes to financial statements

                                  ULTICOM, INC.
    YEARS ENDED DECEMBER 31, 1996 AND 1997, ONE MONTH ENDED JANUARY 31, 1998, YEAR ENDED JANUARY 31, 1999 AND THE NINE MONTHS ENDED OCTOBER 31, 1998 AND 1999
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                     OCTOBER 31, 1998 AND 1999 IS UNAUDITED)

1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      COMPANY BUSINESS AND BACKGROUND - Ulticom, Inc., ("the Company"), formerly DGM&S Telecom, Inc., a New Jersey corporation and subsidiary of Comverse Technology, Inc. ("Comverse"), is engaged in the design, development, manufacture, marketing and support of software and hardware for use in the communications industry.

      RECAPITALIZATION - In December 1998, the Company amended its certificate of incorporation to increase its authorized capital stock to 110,000,000 shares without par of which 100,000,000 are denominated common stock and 10,000,000 shares are authorized without designation and are available for issuance with such designations and relative rights, preferences and limitations as may be specified from time to time by the Board of Directors.

      Effective as of December 31, 1998, the Board of Directors declared a stock dividend on its outstanding common stock at the rate of 100,000 new common shares for each outstanding share. All share and per share information has been adjusted to reflect this stock dividend. In May 1999, the Company further amended its Certificate of Incorporation to change its name from DGM&S Telecom, Inc. to Ulticom, Inc.

      BASIS OF PRESENTATION - In January 1998, in connection with the merger of Comverse with another company, the Company along with Comverse changed its fiscal year from a calendar year to the year ending January 31. This report presents the financial statements of the Company for the years ended December 31, 1996 and 1997, the one-month period ended January 31, 1998, the year ended January 31, 1999 and the nine months ended October 31, 1998 and 1999 (unaudited).

      INTERIM RESULTS (UNAUDITED) - The accompanying balance sheet as of October 31, 1999 and the statements of operations and cash flows for the nine months ended October 31, 1998 and 1999, and the statement of stockholders' equity (deficit) for the nine months ended October 31, 1999 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the nine months ended October 31, 1999 are not necessarily indicative of the results that may be expected for the year ending January 31, 2000.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimate fair value amounts.

      CONCENTRATION OF CREDIT RISK - Financial instruments which potentially expose the Company to a concentration of credit risk consist of cash and cash equivalents and trade receivables. The Company places its cash investments with high quality financial institutions. The Company sells its products to customers who are dispersed across many geographic regions and who are principally in the communications industry. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable. The carrying amount of the financial instruments are reasonable estimates of their fair value.

      INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

      PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment using straight-line depreciation over periods ranging from three to seven years. The cost of maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized.

      INCOME TAXES - The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. For federal income tax purposes, the Company's results will be included in the Comverse consolidated tax return as long as Comverse retains beneficial ownership of at least 80% of the total voting power and value of the outstanding common stock of the Company. Income taxes are determined as if the Company was a separate taxpayer. Income tax currently payable has been charged to the due to related parties account in the period that the liability arose. Under the tax sharing agreement between the Company and Comverse, the Company does not receive any benefit for losses that it incurs. Accordingly, for the year ended December 31, 1996 and the one month ended January 31, 1998, the benefit attributable to the losses incurred by the Company, have been reflected as a deemed dividend to Comverse.

      REVENUE AND EXPENSE RECOGNITION - Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2," which did not require a significant change to the Company's revenue recognition policies.

      Revenues from product sales are generally recognized upon shipment. The Company provides its customers with post-contract support services, which generally consist of bug-fixing and telephone access to the Company's technical personnel, but may also include the right to receive product updates, upgrades and enhancements. Revenue from these services is recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value of vendor specific objective evidence ("VSOE").

      Deferred revenue consist primarily of amounts billed to customers pursuant to terms specified in contracts but for which revenue has not been recognized.

      In December 1998, SOP 98-9, "Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions" was released. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is VSOE of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each undelivered element) are satisfied.

      The provisions of SOP 98-9 that extend the deferral of certain passages of SOP 97-2 became effective December 31, 1998. All other provisions of SOP 98-9 will be effective for the fiscal year beginning February 1, 2000. Retroactive application is prohibited. The Company is evaluating the requirements of SOP 98-9 and the effects, if any, on the Company's current revenue recognition policies.

      Expenses incurred in connection with research and development activities, other than certain software development costs that are capitalized, and selling, general and administrative expenses are charged to operations as incurred.

      SOFTWARE DEVELOPMENT COSTS - Software development costs are capitalized upon the establishment of technological feasibility and are amortized over the estimated useful life of the software, which has been four years or less. Amortization begins in the period when the product is available for general release to customers. Amortization expenses amounted to $440,000, $211,000, $18,000, $134,000, $102,000 and $50,000 for the years ended
      December 31, 1996 and 1997, the one-month ended January 31, 1998 and the year ended January 31, 1999, and the nine month periods ended October 31, 1998 and 1999, respectively. In the year ended January 31, 1999, the Company recorded an impairment loss of $619,000 to reduce the carrying value of the software development costs to their net realizable value.

      COMPREHENSIVE INCOME - In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income. The statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement became effective for the Company beginning January 1, 1998. For all periods presented, the Company had no components of comprehensive income other than net income.

      LONG LIVED ASSETS - The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events change, or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of an asset and its eventual disposition is less than its carrying amount. The Company has identified no such impairment losses.

      PERVASIVENESS OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    INVENTORIES

      Inventories consist of the following:

                                                                        JANUARY 31,                         OCTOBER 31,
                                                                 1998                1999                       1999
                                                                 ----                ----                       ----
                                                                                                              (UNAUDITED)
                                                                                     (IN THOUSANDS)

                     Work in process......................     $    626             $    454                   $     532
                     Finished goods.......................          338                  419                       1,168
                                                               --------             --------                   ---------
                                                               $    964             $    873                   $    1,700
                                                               ========             ========                   ==========

3.    PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following:

                                                                        JANUARY 31,                         OCTOBER 31,
                                                                 1998                1999                       1999
                                                                 ----                ----                       ----
                                                                                                              (UNAUDITED)
                                                                                     (IN THOUSANDS)

             Furniture & equipment........................     $   4,600            $   5,894                  $   4,517
             Transportation equipment.....................            66                   66                          -
             Leasehold improvements.......................            77                  102                        165
                                                               ---------            ---------                  ---------
                                                                   4,743                6,062                      4,682

             Less: accumulated depreciation...............        (3,603)              (4,323)                    (1,385)
                                                               ---------            ---------                  ---------

                                                               $   1,140            $   1,739                  $   3,297
                                                               =========            =========                  =========

4.    OTHER ASSETS

      Other assets consist of the following:

                                                                        JANUARY 31,                         OCTOBER 31,
                                                                 1998                1999                       1999
                                                                 ----                ----                       ----
                                                                                                              (UNAUDITED)
                                                                                     (IN THOUSANDS)

             Software development costs,
               net of accumulated amortization
               of $1,574, $2,327 and $2,377...............     $    375             $    129                   $     569
             Other assets.................................          156                  171                         703
                                                               --------             --------                   ---------
                                                               $    531             $    300                   $   1,272
                                                               ========             ========                   =========


                                      F-10


5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses consist of the following:

                                                                        JANUARY 31,                         OCTOBER 31,
                                                                 1998                1999                       1999
                                                                 ----                ----                       ----
                                                                                                              (UNAUDITED)
                                                                                     (IN THOUSANDS)

             Accounts payable.............................     $     450            $     296                  $     801
             Accrued salaries and benefits................           624                  814                        880
             Other........................................           745                1,044                      1,586
                                                               ---------            ---------                  ---------
                                                               $   1,819            $   2,154                  $   3,267
                                                               =========            =========                  =========

6.    RELATED PARTY TRANSACTIONS

      The Company sells products and provides services to other subsidiaries of Comverse. Sales to related parties were approximately $1,230,000, $2,681,000, $42,000, $3,125,000, $3,789,000 and $3,016,000 for the years ended December 31, 1996, 1997, the one-month ended January 31, 1998, the nine months ended October 31, 1998, the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively. The amounts charged to related parties for administrative services were approximately $1,248,000, $1,106,000, $152,000, $490,000, $644,000 and $42,000, for the
      years ended December 31, 1996, 1997, the one month ended January 31, 1998, the nine months ended October 31, 1998, the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively. The Company was charged $600,000, for the years ended December 31, 1996, 1997 and January 31, 1999 and $450,000 for the nine months ended October 31, 1998 and 1999, for consulting and other corporate services provided by Comverse. These charges are included in their entirety in selling, general and administrative expenses. The Company was charged interest on balances owed to Comverse amounting to approximately $354,000, $532,000, $48,000, $323,000, $419,000 and $239,000 for the years ended December 31, 1996,
      1997, the one month ended January 31, 1998, the nine months ended October 31, 1998, the year ended January 31, 1999, and the nine months ended October 31, 1999, respectively.

      The Company has a services agreement with Comverse. Under this agreement, Comverse provides the Company with various administrative and consulting services. The Company has agreed to pay to Comverse a quarterly fee of $150,000, payable in arrears at the end of each fiscal quarter, in consideration for all services provided by Comverse during such fiscal quarter. In addition, the Company has agreed to reimburse Comverse for any out-of-pocket expenses incurred by Comverse in providing the services. The term of the agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either party.

7.    STOCK OPTIONS

      EMPLOYEE STOCK OPTIONS - At January 31, 1999, 886,000 shares of common stock were reserved for issuance upon exercise of options then outstanding and 9,114,000 options were available for future grant under the Company's stock option plan. Options under the plan may be granted to key employees, directors, and other persons rendering services to the Company. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of grant and are subject to certain quantity and other limitations specified in Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions.

      The changes in the number of options were as follows:

                                                                  YEAR ENDED                ONE MONTH ENDED        YEAR ENDED
                                                                 DECEMBER 31,                 JANUARY 31,         JANUARY 31,
                                                            1996               1997               1998                1999
                                                            ----               ----               ----                ----
    Outstanding at beginning of period..............         -                  -                  -                   -
    Granted during the period.......................         -                  -                  -               1,117,000
    Exercise during the period......................         -                  -                  -                   -
    Canceled, terminated and expired................         -                  -                  -                (231,000)
                                                            ----               ----               ----             ----------
    Outstanding at end of period....................         -                  -                  -                 886,000
                                                            ====               ====               ====             ==========


      All of the options vest seven years from the date of grant. The options contain acceleration provisions upon certain events (an "Acceleration Event"), including a public offering of the Company's common stock registered under the Securities Act of 1933. Upon the happening of an Acceleration Event, the options vest in four equal annual increments from the date of the Acceleration Event.

      Weighted average option exercise price information were as follows:


                                                                        YEAR ENDED                 ONE MONTH ENDED       YEAR ENDED
                                                                        DECEMBER 31,                  JANUARY 31,        JANUARY 31,
                                                                   1996               1997               1998                1999
                                                                   ----               ----               ----                ----
      Outstanding at beginning of period.................... $       -           $       -               $ -               $   -
      Granted during the period.............................         -                   -                 -                 7.09
      Exercise during the period............................         -                   -                 -                   -
      Canceled, terminated and expired......................         -                   -                 -                 6.50
                                                                   ----               ----               ----                ----
      Outstanding at end of period.......................... $       -          $        -               $ -               $ 7.24
                                                                   ====               ====               ====                ====

      Significant option groups outstanding at January 31, 1999, and related weighted average price and life information were as follows:

                                                  WEIGHTED AVERAGE           WEIGHTED                                 WEIGHTED
         RANGE OF              NUMBER                 REMAINING               AVERAGE              NUMBER              AVERAGE
      EXERCISE PRICE         OUTSTANDING          CONTRACTUAL LIFE         EXERCISE PRICE       EXERCISABLE         EXERCISE PRICE
      --------------         -----------          ----------------         --------------       -----------         --------------
      $6.50                    624,000                  9.01                 $   6.50                   -            $        -
      $9.00                    262,000                  9.83                     9.00                   -                     -
                               -------                  ----                 --------            --------            ----------
                               886,000                  9.25                 $   7.24                   -            $        -
                               =======                  ====                 ========            ========            ==========

      The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plans. Accordingly, as all options have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company in connection with its stock-based compensation plans. Had compensation cost for the Company's stock plans been determined based upon the fair value at the date of grant for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings would be reduced by approximately $303,820 and earnings per share would have been reduced by $.03 per diluted share for the year ended January 31, 1999. The weighted average fair value of the options granted during the year ended January 31, 1999 is estimated at $1.95 on the date of grant (using the Black-Scholes option pricing model) with the following weighted average assumptions for year ended January 31, 1999: volatility of 0%, risk free interest rate of 4.7 % and an expected life of 7 years.

8.    EARNINGS PER SHARE ("EPS")

      Basic earnings per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share further assumes the issuance of common shares for all dilutive potential shares outstanding. The calculation for earnings per share for the years ended December 31, 1996 and 1997, the one month period ended January 31, 1998, the year ended January 31, 1999 and for the nine month periods ended October 31, 1998 and 1999 was as follows:

                                DECEMBER 31, 1996                    DECEMBER 31, 1997                     JANUARY 31, 1998
                         --------------------------------      --------------------------------      ------------------------------
                                                PER SHARE                             PER SHARE                           PER SHARE
                         INCOME      SHARES       AMOUNT       INCOME      SHARES       AMOUNT       INCOME      SHARES     AMOUNT
                         ------      ------       ------       ------      ------       ------       ------      ------     ------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
Net Income (Loss) ....  $(1,577)     10,000    $  (0.16)      $ 2,055     10,000       $   0.21    $  (431)     10,000    $  (0.04)

Effect of Dilutive
Securities-Options ...     --          --       --               --         --              --         --          --          --
                         ------      ------    --------       -------     ------       --------    ------       ------    -------

Diluted EPS ..........  $(1,577)     10,000    $  (0.16)      $ 2,055     10,000       $   0.21    $  (431)     10,000    $  (0.04)
                        =======      ======    ========       =======     ======       ========    =======      ======    ========


                                  JANUARY 31, 1999                      OCTOBER 31, 1998                      OCTOBER 31, 1999
                         --------------------------------      --------------------------------      ------------------------------
                                               PER SHARE                              PER SHARE                            PER SHARE
                         INCOME      SHARES      AMOUNT       INCOME       SHARES       AMOUNT       INCOME     SHARES       AMOUNT
                         ------      ------      ------       ------       ------       ------       ------     ------       ------
                                                                              (UNAUDITED)                          (UNAUDITED)

                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic EPS Net income
(loss) ..................   $1,567   10,000   $   0.16        $1,120       10,000     $   0.11      $1,022     10,000     $   0.10

Effect of dilutive
securities-options ......      --       110        --             --          110           --          --        229          --
                            ------   ------   --------        -------       ------    --------      ------     ------     -------

Diluted EPS .............   $1,567   10,110   $   0.16        $1,120       10,110     $   0.11      $1,022    $10,229     $   0.10
                           =======   ======   ========        =======      ======     ========      ======     ======     ========


9.    INTEREST INCOME (EXPENSE), NET

      Interest income (expense), net consists of the following:

                                                               ONE MONTH ENDED         YEAR ENDED            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,         JANUARY 31,           JANUARY 31,               OCTOBER 31,
                                 -----------------------         -----------           -----------           -------------------
                                   1996          1997               1998                   1999              1998           1999
                                                                                                                 (UNAUDITED)
                                                                          (IN THOUSANDS)


  Interest income..........      $     12      $     25          $        3             $       69         $     30       $     60
  Interest expense.........          (354)         (532)                (48)                  (419)            (323)          (239)
                                 --------      --------          ---------              ----------         --------       --------

  Net......................      $   (342)     $   (507)         $      (45)            $     (350)        $   (293)      $   (179)
                                 ========      ========          ==========             ==========         ========       ========


10.   INCOME TAXES

      The provision for income taxes consists of the following:

                                           YEAR ENDED             ONE MONTH ENDED           YEAR ENDED        NINE MONTHS ENDED
                                          DECEMBER 31,              JANUARY 31,             JANUARY 31,           OCTOBER 31,
                                      1996           1997              1998                    1999          1998            1999
                                      ----           ----              ----                    ----          ----            ----
                                                                                                                  (UNAUDITED)

                                                                             (IN THOUSANDS)
    Current:
       Federal...................  $       -       $     958         $    (229)             $      578      $    465       $    698
       State.....................          -             119               (28)                     73            58             72
                                   ---------       ---------         ---------              ----------      --------       --------

    Total current................          -           1,077              (257)                    651           523            770
                                   ---------       ---------         ---------              ----------      --------       --------

    Deferred (benefit):
       Federal...................       (779)            122                 7                     249           129           (137)
       State.....................       (169)             14                 1                      27            14             (5)
                                   ----------      ---------         ---------              ----------      --------       ---------

    Total deferred...............       (948)            136                 8                     276           143           (142)
                                   ---------       ---------         ---------              ----------      --------       ---------

    Total income tax
      expense (benefit)..........  $    (948)      $   1,213         $    (249)             $      927      $    666       $    628
                                    =========       ========          =========              =========       =======        =======

      The reconciliation of the U.S. Federal statutory tax rate to the Company's effective rate is as follows:

                                      YEAR ENDED                ONE MONTH ENDED       YEAR ENDED              NINE MONTHS ENDED
                                     DECEMBER 31,                 JANUARY 31,         JANUARY 31,                OCTOBER 31,
                                 1996             1997              1998                1999           1998              1999
                                 ----             ----              ----                ----           ----              ----

                                                                         (IN THOUSANDS)                      (UNAUDITED)
   U.S. Federal
     statutory rate:........      (34%)             34%              (34%)             34%               34%               34%
   State taxes, net.........       (4)               3                (3)               3                 3                 4
                                 -----             ----              ----             ----              ----              ----

   Company's
     effective tax rate.....      (38%)             37%              (37%)             37%               37%               38%
                                 =====             ====              ====             ====              ====              ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax asset and liability at January 31, 1998 and 1999 and October 31, 1999 are as follows:

                                                                          JANUARY 31,                       OCTOBER 31,
                                                                   1998                   1999                 1999
                                                                   ----                   ----                 ----
                                                                                                            (UNAUDITED)
                                                                                   (IN THOUSANDS)
       Deferred tax asset:
       Accrued liabilities and other...................        $       264            $      105           $       250
       Allowance for doubtful accounts.................                101                    62                    92
                                                               -----------            ----------           -----------
       Total deferred tax asset........................                365                   167                   342
                                                               -----------            ----------           -----------

       Deferred tax liability:.........................
       Depreciation....................................               (165)                 (257)                 (290)
       Other...........................................                (14)                    -                     -
                                                               ------------           ----------           -----------
       Total deferred tax liability....................               (179)                 (257)                 (290)
                                                               ------------           -----------          ------------

       Net deferred tax asset..........................        $       186            $      (90)          $        52
                                                               ===========            ===========          ===========


11.   BUSINESS SEGMENT INFORMATION

      The Company is engaged in one business segment: the design, development, manufacture, marketing and support of special software and hardware for the communications industry.

      Sales by country, as a percentage of total sales is as follows:


                                                              ONE MONTH ENDED           YEAR ENDED           NINE MONTHS ENDED
                         YEAR ENDED DECEMBER 31,                JANUARY 31,            JANUARY 31,              OCTOBER 31,
                         1996               1997                    1998                   1999             1998            1999
                         ----               ----                    ----                   ----             ----            ----
                                                                                                                (UNAUDITED)
United States........        66%              50%                   78%                      49%              47%             35%
Germany..............        11%              13%                    -                       13%              12%             11%
Israel...............        19%              19%                   20%                      20%              25%             17%
England..............         4%              11%                    1%                       7%               6%              4%
Sweden...............         -                -                     -                        3%               2%             22%
Other................         -                7%                    1%                       8%               8%             11%
                            ----             ----                  ----                     ----             ----            ----
Total................       100%             100%                  100%                     100%             100%            100%
                            ====             ====                  ====                     ====             ====            ====


       The Company has no significant long-lived assets deployed outside of the United States. For the year ended December 31, 1996, subsidiaries of Comverse, MCI Worldcom and Siemens accounted for approximately 19%, 15% and 11%, respectively, of the Company's sales. For the year ended December 31, 1997, subsidiaries of Comverse, Qualcomm, Siemens and Sun Microsystems, accounted for approximately 19%, 13%, 13% and 10%, respectively, of the Company's sales. For the one-month ended January 31, 1998, Amdahl, subsidiaries of Comverse and Compaq accounted for approximately 50%, 20% and 14%, respectively, of the Company's sales. For the year ended January 31, 1999, subsidiaries of Comverse and Siemens accounted for approximately 20% and 13%, respectively, of the Company's sales. For the nine months ended October 31, 1999, Ericsson, subsidiaries of Comverse, and Siemens accounted for approximately 26%, 17% and 11%, respectively, of the Company's sales.

12.   COMMITMENTS AND CONTINGENCIES

      LEASES - The Company leases office space under non-cancelable operating leases. Rent expense for all leased premises approximated $512,000, $443,000, $46,000, $399,000, $541,000 and $455,000 for the years ended
      December 31, 1996, 1997, the one-month ended January 31, 1998, the nine months ended October 31, 1998, the year ended January 31, 1999 and the nine months ended October 31, 1999, respectively. A portion of this expense has been charged to other subsidiaries of Comverse as discussed in
      Note 6.

      As of January 31, 1999, the minimum rent obligations of the Company were approximately as follows:

                             YEARS ENDING
                              JANUARY 31,                         AMOUNT
                              -----------                         ------
                                                              (IN THOUSANDS)

                                    2000                      $       158
                                    2001                               97
                                                              -----------

                                                              $       255
                                                              ===========



      LITIGATION - The Company is subject to legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have a significant adverse effect on the Company's business or its financial statements.

13.   SUBSEQUENT EVENTS

      In January 2000, the Board of Directors of the Company approved the filing of a registration statement by the Company under the Securities Act of 1933, as amended, relating to an initial public offering of the Company's common stock.

      In January 2000, the Company took a bank loan in the amount of $3.8 million. Such loan bears interest at LIBOR plus 0.35%, matures in July 2001 and may be prepaid without penalty at six month intervals. The proceeds of such loan were used to repay amounts owed to related parties. The loan is secured by a deposit made by Comverse with the bank.

                               [INSIDE BACK COVER]

                                   [ ] Shares






                                     [LOGO]







                                  Common Stock




                                   PROSPECTUS

                               _____________, 2000






                                 LEHMAN BROTHERS

                                    CHASE H&Q

                           U.S. BANCORP PIPER JAFFRAY

                            FIDELITY CAPITAL MARKETS
              a division of National Financing Services Corporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

                                                                     AMOUNT TO
                                                                      BE PAID
Securities and Exchange Commission Registration Fee...............    $13,200
National Association of Securities Dealers, Inc. Filing Fee.......      5,500
Nasdaq National Market Filing Fee.................................        *
Printing and Engraving............................................        *
Legal Fees and Expenses...........................................        *
Accounting Fees and Expenses......................................        *
Transfer Agent Fees...............................................        *
Miscellaneous.....................................................        *
          Total...................................................     $  *
                                                                       ======

--------------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The New Jersey Business Corporation Act provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

           Our certificate of incorporation provides that every person who:

            o is or was a director, officer, employee or agent of ours or of any constituent corporation absorbed by us in a consolidation or merger, or the legal representative of any such director, officer, employee or agent, or

            o is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. Our certificate also provides that, during the pendency of any such proceeding, we will advance to the fullest extent permitted by law expenses incurred from time to time by an indemnified person in connection with the proceeding, subject to our receipt of an undertaking as required by law. We intend to enter into an indemnity agreement with each of our directors and officers, pursuant to which we will agree to provide indemnification and expense reimbursement as outlined above.

           Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, as our officer, director or employee, regardless of whether the New Jersey Business Corporation Act would permit indemnification. Pursuant to our services agreement, Comverse has obtained directors' and officers' liability insurance which also provides coverage for our officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

           Described below are unregistered securities sold by the Company during the three years preceding the filing of this Registration Statement:

           None

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           (a)       Exhibits

                                INDEX TO EXHIBITS

           NUMBER                     DESCRIPTION
           ------                     -----------
           1.1*       Form of Underwriting Agreement.
           3.1*       Amended and Restated Certificate of Incorporation.
           3.2*       Amended and Restated Bylaws.
           4.1*       Specimen Common Stock certificate.
           4.2        See Exhibit 3.1 for provisions defining the rights of
                      holders of common stock of the Registrant.
           5.1*       Opinion of Sills, Cummis, Radin, Tischman, Epstein &
                      Gross, P.A.
           10.1*      Services Agreement, dated _______, between Comverse
                      Technology, Inc. and Ulticom, Inc.
           10.2*      Federal Income Tax Sharing Agreement, dated _______,
                      between Comverse Technology, Inc. and Ulticom, Inc.
           10.3*      Patent License Agreement, dated _______, between Comverse
                      Patent Holding Company, Inc. and Ulticom, Inc.
           10.4*      License Agreement, dated _______, between Comverse Network
                      Systems, Inc. and Ulticom, Inc.
           10.5*      Registration Rights Agreement, dated _______, between
                      Comverse Technology Inc. and Ulticom, Inc.
           10.6*      Business Opportunities Agreement, dated _______, between
                      Comverse Technology Inc. and Ulticom, Inc.
           10.7*      1998 Stock Incentive Compensation Plan
           11.1       Statement re: Computation of Basic and Diluted Earnings
                      (Loss) Per Share.
           23.1       Consent of Deloitte & Touche LLP.
           23.2*      Consent of Sills Cummis Radin Tischman Epstein & Gross,
                      P.A.(included in Exhibit 5.1).
           24.1       Powers of Attorney (See Signature Page).


-------------

*     To be supplied by amendment.


            (b)      Financial Statement Schedules.

           None

ITEM 17.  UNDERTAKINGS.

           (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

           (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (c)       The undersigned Registrant hereby undertakes that:

                     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of January, 2000.

                         ULTICOM, INC.


                         By: /s/ Shawn K. Osborne
                             --------------------------------------------
                             Name: Shawn K. Osborne
                             Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

           We, the undersigned directors and officers of Ulticom, Inc. (the "Company") and each of us, do hereby constitute and appoint Shawn Osborne and David Kreinberg, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, and any and all amendments (including post-effective amendments) to this Registration Statement, in connection with the public offering of the common stock of the Company, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


   SIGNATURE                         TITLE                                                      DATE
   ---------                         -----                                                      ----
/s/ Shawn K. Osborne              President and Chief Executive Officer                   January 18, 2000
---------------------------
Shawn K. Osborne


/s/ David Kreinberg               Chief Financial Officer                                 January 18, 2000
---------------------------       (Principal Financial and Accounting Officer)
David Kreinberg


/s/ Kobi Alexander                Chairman of the Board and Director                      January 18, 2000
---------------------------
Kobi Alexander


/s/ William F. Sorin              Director                                                January 18, 2000
---------------------------
William F. Sorin


                                INDEX TO EXHIBITS

           NUMBER                     DESCRIPTION
           ------                     -----------

           1.1*       Form of Underwriting Agreement.
           3.1*       Amended and Restated Certificate of Incorporation.
           3.2*       Amended and Restated Bylaws.
           4.1*       Specimen Common Stock certificate.
           4.2        See Exhibit 3.1 for provisions defining the rights of
                      holders of common stock of the Registrant.
           5.1*       Opinion of Sills, Cummis, Radin, Tischman, Epstein &
                      Gross, P.A.
           10.1*      Services Agreement, dated _______, between Comverse
                      Technology, Inc. and Ulticom, Inc.
           10.2*      Federal Income Tax Sharing Agreement, dated _______,
                      between Comverse Technology, Inc. and Ulticom, Inc.
           10.3*      Patent License Agreement, dated _______, between Comverse
                      Patent Holding Company, Inc. and Ulticom, Inc.
           10.4*      License Agreement, dated _______, between Comverse Network
                      Systems, Inc. and Ulticom, Inc.
           10.5*      Registration Rights Agreement, dated _______, between
                      Comverse Technology Inc. and Ulticom, Inc.
           10.6*      Business Opportunities Agreement, dated _______, between
                      Comverse Technology Inc. and Ulticom, Inc.
           10.7*      1998 Stock Incentive Compensation Plan
           11.1       Statement re: Computation of Basic and Diluted Earnings
                      (Loss) Per Share.
           23.1       Consent of Deloitte & Touche LLP.
           23.2*      Consent of Sills Cummis Radin Tischman Epstein & Gross,
                      P.A.(included in Exhibit 5.1).
           24.1       Powers of Attorney (See Signature Page).


-------------
*     To be supplied by amendment.